EXHIBIT 2.7



                          STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of December 8, 1998, by and among Chr. Hansen, Inc., a Wisconsin corporation ("Buyer"), Ingredient Technology Corporation, a Delaware corporation (the "Company"), and Crompton & Knowles Corporation, a Massachusetts corporation ("Seller").

WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Buyer wishes to acquire all of the capital stock of the Company;

WHEREAS, Seller, being the holder, directly or indirectly, of all of the Shares of the Company, wishes to sell the Shares to Buyer;

WHEREAS, the purchase and sale of the Shares of the Company (the
"Acquisition") has been approved by the Board of Directors of Buyer as being in the best interests of Buyer and its equityholders;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and subject to the conditions and other terms herein set forth, the parties hereto hereby agree as follows:


                               ARTICLE 1A

For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Article 1.A (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

"Acquisition Proposal" shall have the meaning set forth in Section 5.11.

"Act" shall have the meaning set forth in Section 3.10.

"Additional Indemnity Taxes" shall have the meaning set forth in Section
9.7(a)

"Affiliate" shall mean any individual, partnership, corporation, entity or other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. The term "control" shall mean the power, directly or indirectly, to: (i) vote 10% or more of the securities which have ordinary voting power in the election of Directors (or individuals filling any analogous position) of any Person; or (ii) direct or cause the direction of the management and policies of any Person, whether by contract or otherwise.

"Affiliated Group" shall have the meaning set forth in Section 8.2(a).

"Aging Schedule" shall have the meaning set forth in Section 3.9.

"Agreement" shall mean this Stock Purchase Agreement among Seller, the Company and Buyer as such may hereafter be amended.

"Annual Financial Statements" shall have the meaning set forth in Section 3.6.

"Applicable Law" or "Law" shall mean any domestic or foreign federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement (including those of any self-regulatory organization), each as amended through the date hereof, applicable to Seller, the Company, Buyer or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

"Authorizations" shall have the meeting set forth in Section 3.2.

"Book Value Adjustment" shall mean the amount (positive or negative) equal to
(x) the Net Book Value of the Company as of the close of business on the last Business Day of the month last preceding the month in which the Closing Date occurs minus (y) an amount equal to $52,052,000.

 "Business Day" shall mean any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the State of New Jersey are generally closed for regular banking business.

"Buyer" has the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

"Buyer Disclosure Schedule" shall have the meaning set forth in Section 4.A.

"Buyer Material Adverse Effect" shall mean, with respect to any matter or matters (individually or in the aggregate) affecting Buyer or any of its Affiliates, a material adverse effect on (x) the business, assets, financial condition or results of operations of Buyer and its Subsidiaries taken as a whole or (y) the ability of Buyer to complete the Closing, in each case, other than any change, effect, event or occurrence relating to (i) the United States economy in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof, (iii) changes in legal or regulatory conditions that affect in general the businesses in which Buyer and its Subsidiaries are engaged or (iv) the industry or industries in which Buyer and its Subsidiaries operate in general, and not specifically relating to Buyer or its Subsidiaries.

"Canadian Subsidiary" shall have the meaning set forth in Section 5.12.

"Closing" shall have the meaning set forth in Section 1.2.

"Closing Date" shall have the meaning set forth in Section 1.2.

"Closing Price Documents" shall have the meaning set forth in Section 2.2(a).

"Closing Inventory Count" shall have the meaning set forth in Section 2.1.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Company" shall have the meaning set forth on the first page hereof.

"Company Disclosure Schedule" shall have the meaning set forth in Section 3.A.

"Company Financial Statements" shall have the meaning set forth in Section
3.6.

"Company Material Adverse Effect" shall mean, with respect to any matter or matters (individually or in the aggregate) affecting the Company or any of its Affiliates, a material adverse effect (the parties hereby agreeing that aggregate Losses incurred or reasonably likely to be incurred in excess of $5 million shall be deemed a material adverse effect for purposes of this definition) on (x) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (y) the ability of Seller or the Company to complete the Closing, in each case, other than any change, effect, event or occurrence relating to (i) the United States economy in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof, (iii) changes in legal or regulatory conditions that affect in general the businesses in which the Company and its Subsidiaries are engaged or (iv) the industry or industries in which the Company and its Subsidiaries operate in general, and not specifically relating to the Company or its Subsidiaries.

"Company Subsidiary" shall mean, each corporation, limited liability company, partnership, joint venture or other Person in which the Company, directly or indirectly, owns any capital stock, equity interest or other ownership or investment interest.

"Confidentiality Agreement" shall mean that certain letter agreement relating to confidential information provided by Seller and the Company to Buyer and its Affiliates.

"Contracts" has the meaning set forth in Section 3.14.

"Covered Lease" shall mean that certain lease relating to the Real Estate located in Mohwah, New Jersey.

"Covered Litigation" shall mean any Proceeding pending against the Company and/or any Company Subsidiary as of the date hereof, including, without limitation, those Proceedings listed in Section 3.22(a) of the Company Disclosure Schedule.

"Disagreement" shall have the meaning set forth in Section 2.2(b).

"Encumbrance" shall have the meaning set forth in Section 3.2.

"Environmental Authorizations" shall have the meaning set forth in Section 3.18(c).

"Environmental Laws" shall have the meaning set forth in Section 3.18(a).

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.

"Estimated Purchase Consideration" shall mean a bona fide estimate of the Purchase Consideration, which estimate shall be computed in accordance with the definitions contained in this Article 1.A, provided that in computing the Estimated Purchase Consideration, the Book Value Adjustment shall be reasonably estimated by Seller and the Company, subject to the reasonable approval of Buyer.

"French Subsidiary" shall have the meaning set forth in Section 5.12.

"GAAP" shall mean generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed; provided, however, that with respect to the preparation of any financial statement or other application of GAAP on or after December 31, 1997 (including for purposes of determining the Estimated Purchase Consideration and Purchase Consideration hereunder) such principles shall be applied on a basis consistent with the preparation of the Company's Annual Financial Statements for the 1997 fiscal year referred to in Section 3.6 hereof.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Indemnified Party" shall have the meaning set forth in Section 9.4(a).

"Indemnifying Party" shall have the meaning set forth in Section 9.4(a).

"Independent Accounting Firm" shall mean such reputable national accounting firm mutually agreed to by Buyer and Seller (which agreement shall not be unreasonably withheld by either party), other than any accounting firm that has performed services for Buyer, Seller or the Company or any of their Affiliates during the past five years.

"Intellectual Property" shall have the meaning set forth in Section 3.13(a).

"Interim Balance Sheet" shall have the meaning set forth in Section 3.6.

"Interim Statements" shall have the meaning set forth in Section 3.6.

"IRS" shall mean the Internal Revenue Service, and any successor thereto.

"Loss" shall mean any and all claims, losses, liabilities, costs, penalties, fines and expenses (including reasonable expenses for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, proceedings, judgments, awards, settlements or demands that are imposed upon or otherwise incurred, suffered or sustained by the relevant party. For purposes of the indemnifications set forth in Sections 9.1(e) and 9.1(h) hereof, Losses shall include, without limitation, fines and penalties imposed as a result of violations of Environmental Laws, costs of obtaining permits and approvals required by Environmental Laws, costs of preparing such permit and approval applications, costs of preparing contingency, emergency response, containment and other plans required by Environmental Laws, costs of investigation, clean-up and/or remediation required by Environmental Laws, and costs and expenses, including capital expenditures, required to comply with Environmental Laws and any permits, approvals or plans required to be prepared or approved under Environmental Laws.

"Material Contract" shall mean any Contract involving aggregate consideration in excess of $100,000 payable by or to any party to such Contract and/or performance over a period in excess of six months.

"Net Book Value" shall mean consolidated stockholders' equity of the Company as determined in accordance with GAAP consistently applied, except to the extent otherwise provided on Schedule I attached hereto.

"Notice of Disagreement" shall have the meaning set forth in Section 2.2(b).

"Notified Party" shall have the meaning set forth in Section 7.1.

"Notifying Party" shall have the meaning set forth in Section 7.1.

"NYSE" shall mean the New York Stock Exchange, Inc., and any successor thereto.

"Order" shall have the meaning set forth in Section 3.18(b).

"Person" shall mean any individual, corporation, company, partnership (limited or general), joint venture, association, trust, limited liability company, Governmental Authority or other organization or entity.

"Plan" has the meaning set forth in Section 3.17(a).

"Post-Closing Tax Period" shall have the meaning set forth in Section 8.2(b).

"Pre-Closing Tax Period" has the meaning set forth in Section 8.2(a).

"Premium Increase" shall have the meaning set forth in Section 9.7(b).

"Prime Rate" shall mean the prime rate (currently the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks) as reported from time to time in The Wall Street Journal (or if not then reported therein, such other reputable comparable source).

"Proceeding" shall have the meaning set forth in Section 3.15(d).

"Purchase Consideration" shall mean an amount in cash equal to (x) $103,000,000, plus (y) the Book Value Adjustment.

"Real Estate" shall have the meaning set forth in Section 3.12(a), except that for purposes of Sections 3.18, 9.1(e) and 9.1(h), "Real Estate" shall also include each parcel of real property that was previously, but is no longer, owned or used by the Company and/or any Company Subsidiary or in which the Company or any Company Subsidiary previously had, but no longer has, a leasehold or other interest.

"Records" shall mean all records and original documents (and copies thereof) in the possession of the Company or its Affiliates as of the Closing Date (a) which pertain to or are utilized by the Company to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Company, or (b) necessary or appropriate to comply with any Applicable Law, and shall include in the case of (a) and (b) above all such records maintained on electronic or magnetic media, or in the electronic data base system of the Company.

"Related Party" shall have the meaning set forth in Section 3.29

"Release" shall have the meaning set forth in Section 3.18(d).

"Regulatory Documents" shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, with any Governmental
Authority by such Person pursuant to Applicable Law.

"Right" shall mean any option, warrant, convertible or exchangeable security, right, subscription, call, legally binding commitment, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from the specified Person any capital stock thereof, whether issued and outstanding, authorized but unissued or treasury shares.

"SEC" shall mean the Securities and Exchange Commission, and any successor thereto.

"Securities" shall mean any security as defined in the Securities
Act.

"Seller" has the meaning set forth on the first page hereof and includes any direct or indirect successor or assign.

"Shares" shall have the meaning set forth in Section 3.4.

"Subsidiary" of a Person shall mean any Person 50% or more of the voting stock (or of any other form of general partnership or other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

"Supplemental Closing" shall have the meaning set forth in Section 2.2(d).

"Supplemental Closing Date" shall have the meaning set forth in Section
2.2(d).

"Tax Benefit" shall mean a Tax deduction, Tax credit or other Tax benefit.

"Tax Return" shall mean any return, report, information statement, schedule or other document (including any related or supporting information and including any Form 1099 or other document or report required to be provided by the Company to third parties) with respect to Taxes, including any document required to be retained or provided to any Governmental Authority pursuant to 31 U.S.C. Sections 5311-5328 and regulations promulgated thereunder, relating to the Company or any consolidated group of which any such entity was a member at the applicable time, and any amended Tax Returns.

"Tax" or "Taxes" shall have the meaning set forth in Section 3.15(a).

"Tax Liens" shall have the meaning set forth in Section 3.8.

"Third Party Claim" shall have the meaning set forth in Section 9.4(a).

"Title or Authority Warranty" shall have the meaning set forth in Section
9.3(d).

"Treasury Regulations" shall mean regulations promulgated under the Code.

"Wire Transfer" shall mean a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or to a number of accounts as shall have been designated to the paying party in writing by the party to receive payment.


                         ARTICLE I
THE ACQUISITION

1.1. General. Upon the terms and subject to the conditions hereof, Seller agrees to sell, transfer, assign, convey and deliver to Buyer (or at Buyer's election, an Affiliate of Buyer), and Buyer (or at Buyer's election, an Affiliate of Buyer) agrees to purchase, redeem and accept from Seller, the Shares for the Purchase Consideration.

1.2. Closing. The consummation of the Acquisition as contemplated by this Agreement (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., local time, on the later of January 15, 1999 or the fifth Business Day after all of the conditions set forth in Article VI hereof (other than conditions which relate to actions to be taken at the Closing) have been satisfied or waived, or at such other date, time and place as Buyer and Seller shall agree (the date on which the Closing takes place being referred to herein as the "Closing Date").

1.3.     Instruments of Transfer; Payment of Purchase Consideration.

(a) Not less than two Business Days prior to the Closing Date, Seller shall deliver to Buyer Wire Transfer instructions designating the account(s) to which the Estimated Purchase Consideration shall be paid by Buyer at the Closing.

(b) At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(1) one or more certificates representing all of the Shares duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed;

(2) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company dated as of a date not earlier than 10 days prior to the Closing Date, together with a copy of the Certificate of Incorporation, as amended, of the Company certified by the Secretary of State of the State of Delaware;

(3)     the documents required to be delivered pursuant to Section 6.2;

(4) resignations of the officers and directors of the Company and the Company Subsidiaries and each person who is a trustee, custodian or authorized signatory under any Plan which covers employees of the Company and/or the Company Subsidiaries exclusively, effective as of the Closing Date, except as Buyer shall direct in writing to the contrary;

(5) resignations of the signatories of the bank and other depository accounts and safe deposit boxes of the Company and the Company Subsidiaries;

(6)       a general release in the form of Exhibit 1.3(b)(6);

(7) possession of all Records and all pass books, keys, articles, passwords or codes required for access to the Company, the Company Subsidiaries, their business, properties and assets and/or the Real Estate, and the combinations for all safes, vaults and other places of safe keeping or storage of the Company and the Company Subsidiaries, in each case, in the possession of Seller or any of its Affiliates as of the Closing Date;

(8) one or more Supply Agreements, executed by Seller, in the form(s) negotiated pursuant to Section 5.14 and with the terms set forth in Exhibit
5.14 hereto; and

(9) A supplement to the Company Disclosure Schedule updating same as of the Closing Date.

(c) At the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller the following:

(1) an amount cash equal to the Estimated Purchase Consideration by Wire Transfer to the designated account(s); and

(2)     the documents required to be delivered pursuant to Section 6.3.


                           ARTICLE II
POST-CLOSING ADJUSTMENT

2.1. Closing Inventory. As soon as practicable after the Closing Date and, in any event, within 30 days thereafter, Buyer and Seller shall take a physical count of the inventory of the Company and its Subsidiaries to determine the inventory of the Company and its Subsidiaries as of the close of business on the last Business Day of the month last preceding the month in which the Closing Date occurs (the "Closing Inventory Count"). As soon as practicable after the date hereof, Buyer and Seller shall agree on the procedures to be used in taking the Closing Inventory Count. The parties anticipate that Buyer and Seller may begin taking the Closing Inventory Count before the Closing. Except as the parties may otherwise agree, the Closing Inventory Count shall be made jointly by representatives of each party unless the Buyer declines to send a representative to any location, in which event the count at such location shall be made by Seller and the Seller's count shall be final and binding on the Buyer. The Company's inventory, as reflected in the Closing Price Documents, shall be based on the Closing Inventory Count.

2.2.     Supplemental Closing.

(a) As soon as reasonably practicable following the Closing Date, and in no event more than thirty Business Days thereafter, Buyer and the Company shall prepare and deliver to Seller schedules calculating the amount of the Book Value Adjustment and setting forth such calculations (including calculation of the Net Book Value) in reasonable detail (collectively, the "Closing Price Documents"). The parties shall consult with one another and cooperate in the preparation and review of the Closing Price Documents in accordance with this Section 2.2, including, without limitation, providing access to such working papers and information relating to the preparation thereof as reasonably requested by the other party.

(b) Within twenty Business Days after delivery of the Closing Price Documents to Seller, Seller may dispute all or any portion of the Closing Price Documents by giving written notice (a "Notice of Disagreement") to Buyer setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a "Disagreement"). The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If Seller does not give such a Notice of a Disagreement within the twenty-Business-Day period set forth in this paragraph (b), Seller shall be deemed to have accepted such Closing Price Documents in the form delivered to Seller by Buyer.

(c) If Seller shall deliver a Notice of Disagreement and Buyer shall not dispute all or any portion of such Notice of Disagreement by giving written notice to Seller setting forth in reasonable detail the basis for such dispute within twenty Business Days following the delivery of such Notice of Disagreement, Buyer shall be deemed to have irrevocably accepted the Closing Price Documents as modified in the manner described in the Notice of Disagreement. If Buyer disputes all or any portion of the Notice of Disagreement within the twenty-Business-Day period described in the previous sentence, and within twenty Business Days following the delivery to Seller of the notice of such dispute Seller and Buyer do not resolve the Disagreement (as evidenced by a written agreement among the Buyer, the Company and Seller), such Disagreement shall thereafter be referred by either Buyer or Seller to an Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement. The determinations of such firm with respect to any Disagreement shall be rendered within twenty Business Days after referral of the Disagreement to such firm or as soon thereafter as reasonably possible, shall be final and binding upon the parties, the amount so determined shall be used to complete the final Closing Price Documents and the parties agree that the procedures set forth in this Section 2.2 shall be the sole and exclusive remedy with respect to the determination of the Book Value Adjustment. Buyer and Seller shall use their reasonable best efforts to cause the Independent Accounting Firm to render its determination within the twenty-Business-Day period described in the previous sentence, and each shall cooperate with such firm and provide such firm with access to the books, records, personnel and representatives of it and such other information as such firm may require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this paragraph (c) shall be shared equally by Buyer and Seller. Seller and Buyer shall execute such engagement letters and other agreements in connection with the engagement of the Independent Accounting Firm as such firm may reasonably request.

(d) Promptly after the Closing Price Documents have been finally determined in accordance with paragraphs (a), (b) and (c) of this Section 2.2 (including by means of a deemed acceptance of such documents by Seller or by Buyer as provided in paragraphs (b) and (c), respectively), but in no event later than five Business Days following such final determination (the "Supplemental Closing Date"), the parties hereto shall hold a supplemental closing (the "Supplemental Closing"), either by telephone or in person at a mutually convenient location. If the Purchase Consideration is greater than the Estimated Purchase Consideration, Buyer shall deliver, or shall cause to be delivered, to Seller on the Supplemental Closing Date an amount in cash equal to the difference in the manner (by check or Wire Transfer) set forth in written payment instructions delivered by Seller to Buyer at least one Business Day prior to the Supplemental Closing Date. If the Purchase Consideration is less than the Estimated Purchase Consideration, Seller shall deliver to Buyer on the Supplemental Closing Date an amount in cash equal to the difference in the manner (by check or Wire Transfer) set forth in written payment instructions delivered by Buyer to Seller at least one Business Day prior to the Supplemental Closing Date. In any case, the amount payable at the Supplemental Closing shall be accompanied by interest thereon calculated at the Prime Rate for the period from the Closing Date up to but not including the Supplemental Closing Date.


                       ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

3.A.    Disclosure Schedule.  On or prior to the date hereof, Seller and the
Company have delivered to Buyer a schedule (the "Company Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of the covenants contained in Article V or in Article X. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller or the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect. The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the sections and paragraphs contained herein. A fact or matter disclosed in the Company Disclosure Schedule with respect to one section or paragraph shall be deemed to be disclosed with respect to each other section and paragraph of this Agreement where such disclosure is appropriate if, but only if, the relevance of the disclosure to such other section or paragraph is readily apparent. Notwithstanding the foregoing, a fact or matter shall be deemed to be disclosed as an exception to the representations and warranties in Section 3.4 only if it is disclosed in
Section 3.4 of the Company Disclosure Schedule. Seller shall be permitted to supplement in writing the Company Disclosure Schedule from time to time following the date hereof by delivery of such supplements to Buyer in the manner provided under Section 11.5, provided that such supplements shall not be considered in determining the satisfaction of the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) hereof. Subject to the provisions of
Section 9.3(d) hereof, the representations and warranties set forth in this
Article III and the covenants set forth in Article V shall survive the Closing notwithstanding any investigation made by or information furnished to Buyer in connection herewith.

3.B.     Representations and Warranties of Seller and the Company.  Subject to
the foregoing and except as set forth in the Company Disclosure Schedule, each of Seller and the Company hereby represents and warrants to Buyer as of the date of this Agreement as follows:

3.1. Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each other agreement and document to be executed and delivered pursuant hereto by Seller will be, duly and validly executed and delivered by Seller, and this Agreement constitutes (assuming due authorization, execution and delivery by Buyer), and, when executed and delivered, such ancillary documents will constitute (assuming due authorization, execution and delivery by the other parties thereto), the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and general principles of equity, regardless of whether applied in proceedings at law or in equity.

3.2. No Violation. Neither the execution, delivery and performance hereof, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, by Seller, will: (i) conflict with, breach or violate, or result in a conflict with, or breach or violation of, or a default under, or give rise to any right of termination, cancellation or acceleration with respect to (A) Seller's, the Company's and/or any Company Subsidiary's Certificate of Incorporation or By-Laws; (B) any approval, consent, license, franchise, permit, order, waiver, certificate, registration or authorization of any kind whatsoever (collectively, "Authorizations"), agreement, instrument, other document or obligation to which Seller, the Company and/or any Company Subsidiary is a party or by which Seller, the Company, any Company Subsidiary, the Shares and/or any of Seller's, the Company's and/or any Company Subsidiaries' properties or assets are bound; (C) any Law applicable to Seller, the Company, any Company Subsidiary, the Shares and/or any of Seller's, the Company's and/or any Company Subsidiary's properties or assets; or (ii) result in the creation or imposition of any lien, security interest, claim, charge, condition, equitable interest, pledge, option, right of first refusal or encumbrance of any kind whatsoever, including any restriction on use, voting, transfer or other disposition, receipt of income or exercise of any other attribute of ownership (collectively, "Encumbrances") upon the Shares or any of the properties or assets of the Company and/or any Company Subsidiary. Except for the approvals set forth in Section 3.2 of the Company Disclosure Schedule, no Authorization or other action of, or registration, declaration, recording or filing with, any Governmental Authority or other Person is required in connection with the execution and delivery of this Agreement and/or any other agreement or document to be executed and delivered pursuant hereto by Seller and/or the consummation by Seller of the transactions contemplated hereby and/or thereby.

3.3. Organization and Standing of the Company. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. The Company has the full power and authority to own or lease its properties and assets and to carry on all business activities now conducted by it. The Company is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties or assets makes such qualification necessary. Section 3.3 of the Company Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business as a foreign corporation as of the date hereof. The Company's Certificate of Incorporation and By-Laws (true, correct and complete copies of which have been made available to Buyer) are in full force and effect without amendment or modification. The stock transfer and minute books of the Company (true, correct and complete copies of which have been made available for inspection by Buyer and its representatives) are correct and complete. Since December 31, 1993, except as set forth in Section 3.3 of the Company Disclosure Schedule, the Company has not merged or consolidated with any other person or acquired any business or line of business, whether by means of a stock or asset purchase, merger, consolidation or otherwise.

3.4. Capitalization. The entire authorized capital stock of the Company consists of 1000 shares of Common Stock, $1.00 par value, of which 10 shares (the "Shares") are duly authorized and validly issued and outstanding. The Shares constitute all of the issued and outstanding shares of capital stock of the Company of whatever class, series or designation. All of the Shares are fully paid and nonassessable. None of the Shares have been issued in violation of, or are subject to, any preemptive or subscription rights. All of the Shares have been issued in full compliance with all applicable federal and state securities laws or in accordance with exemptions therefrom. There are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other agreements, instruments, documents or commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, retire or redeem any shares of capital stock or other securities of the Company. The Seller owns, directly or indirectly through one or more Subsidiaries, the Shares and will transfer them, or cause them to be transferred, to the Buyer at Closing free and clear of all Encumbrances.

3.5. Company Subsidiaries. Section 3.5 of the Company Disclosure Schedule lists each Company Subsidiary (other than the Canadian Subsidiary and the French Subsidiary). Each of the Company Subsidiaries is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company Subsidiaries has the full power and authority to own or lease its properties and assets and to carry on all business activities now conducted by it. Each of the Company Subsidiaries is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties or assets makes such qualification necessary. In the case of each of the Company Subsidiaries (other than the Canadian Subsidiary and the French Subsidiary),
Section 3.5 of the Company Disclosure Schedule lists each jurisdiction in which such Company Subsidiary (other than the Canadian Subsidiary and the French Subsidiary) is qualified to do business as a foreign corporation as of the date hereof. The Certificate of Incorporation and By-Laws (true, correct and complete copies of which have been made available to Buyer) of each Company Subsidiary are in full force and effect without amendment or modification. The stock transfer and minute books of each Company Subsidiary (true, correct and complete copies of which have been made available for inspection by Buyer and its representatives) are correct and complete. Since December 31, 1993, except as set forth in Section 3.5 of the Company Disclosure Schedule, none of the Company Subsidiaries has merged or consolidated with any other person or acquired any business or line of business, whether by means of a stock or asset purchase, merger, consolidation or otherwise. In the case of each Company Subsidiary (other than the Canadian Subsidiary and the French Subsidiary), Section 3.5 of the Company Disclosure Schedule sets forth a true, correct and complete summary of the capitalization of such Company Subsidiary. The outstanding capital stock, equity interest or other ownership or investment interests of each Company Subsidiary are fully paid and nonassessible, have not been issued in violation of, and are not subject to, any preemptive or subscription rights, and have been issued in full compliance with all applicable federal and state securities laws or in accordance with exemptions therefrom. There are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other agreements, instruments, documents or commitments pursuant to which any Company Subsidiary is or may become obligated to issue, sell, purchase, retire or redeem any capital stock, equity interest or other ownership or investment interest except as set forth in Section 3.5 of the Company Disclosure Schedule.

3.6. Financial Statements. Section 3.6 of the Company Disclosure Schedule sets forth the following consolidated financial statements of the Company (the "Company Financial Statements"): (i) consolidated balance sheets of the Company as of fiscal year end 1994, 1995, 1996 and 1997 and statements of results of operations for the years then ended (the "Annual Financial Statements"); and (ii) unaudited consolidated balance sheets of the Company as of October 25, 1997 and October 24, 1998 (such October 24, 1998 consolidated balance sheet being referred to herein as the "Interim Balance Sheet") and statements of results of operations for the ten (10) months then ended (such statements of results of operations for the ten (10) months ended October 24, 1998 being referred to herein as the "Interim Statements"). The Company Financial Statements are true and correct in all material respects, have been prepared in accordance with the books and records of the Company and the Company Subsidiaries, fairly present the financial condition and results of operations of the Company and the Company Subsidiaries as of the dates and for the periods indicated, and, subject to customary year-end adjustments and the absence of footnotes, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods reflected therein.

3.7. Use of Assets. The Company and the Company Subsidiaries own, have valid leasehold interests in, or hold under valid licenses or right of use to, all of the property and assets, personal and real, tangible or intangible, used by the Company and/or the Company Subsidiaries in connection with the conduct of their business as presently conducted. The properties and assets of the Company and the Company Subsidiaries are sufficient for the operation of their current business in the ordinary course and are suitable for the respective purposes for which they are currently being used. Except for inventory in transit to or from customers or suppliers, inventory maintained in third party warehouses or other facilities, and vehicles in the possession of employees, all of the tangible personal property owned or leased by the Company and the Company Subsidiaries is currently in their possession.

3.8. Ownership of Assets. The Company and the Company Subsidiaries have good title to all of their owned properties and assets, including the assets reflected on the Interim Balance Sheet and assets acquired after the periods reflected in the Interim Balance Sheet (except for assets sold in the ordinary course of business consistent with past practice). None of such property is subject to any Encumbrances, except for: (i) Encumbrances listed in Section
3.8 of the Disclosure Statement; (ii) statutory liens for real and personal property Taxes not yet delinquent or due and payable ("Tax Liens"); and (iii) Encumbrances which do not detract from the value or interfere with the use or marketability of the property affected thereby (it being understood that any Encumbrance securing any obligation to pay monies shall be deemed to affect marketability) (collectively, the Encumbrances excepted pursuant to clauses
(i), (ii) and (iii) above being referred to herein as "Permitted
Encumbrances").

3.9. Accounts Receivable. All accounts, notes and claims receivable of the Company and the Company Subsidiaries, as reflected on the Interim Balance Sheet, represent, and all accounts, notes and claims receivable of the Company and the Company Subsidiaries as reflected in the Closing Price Documents will represent, valid claims against the obligors thereof which arose in the ordinary course of business. A correct and complete aging schedule of the trade account receivables of the Company and the Company Subsidiaries dated as of the date of the Interim Balance Sheet has been made available to the Buyer (the "Aging Schedule").

3.10. Inventory. The inventory maintained by the Company and the Company Subsidiaries complies in all material respects with the Federal Food, Drug and Cosmetics Act (the "Act") and acts amending or supplementing the Act and the pure food and drug laws of all states in the United States and the laws of all countries into which products of the Company and the Company Subsidiaries would normally be shipped by the Company or the Company Subsidiaries, in each case, to the extent applicable. No inventory maintained by the Company or any Company Subsidiary is: (i) adulterated or misbranded within the meaning of the Act or such laws; (ii) prohibited from introduction into interstate commerce under the provisions of Section 404 or 505 of the Act; or (iii) contains a misbranded hazardous substance or banned hazardous substance. Section 3.10 of the Company Disclosure Schedule lists each warehouse or other facility where the Company or any Company Subsidiary maintains inventory. The current inventories of the Company and the Company Subsidiaries are useable and, in the case of finished goods inventories, salable in the ordinary course of business and stored in compliance with applicable Law, in each case other than as reserved against on the Interim Balance Sheet.

3.11. Equipment. Section 3.11 of the Company Disclosure Schedule lists each item of machinery, equipment, material furniture, material fixtures, vehicles and/or other material tangible personal property owned by the Company or any Company Subsidiary, including items held under capitalized leases.
Section 3.11 of the Company Disclosure Schedule also lists each lease under which the Company or any Company Subsidiaries has rights in tangible personal property. All machinery and equipment (including office equipment) owned or leased by the Company and/or the Company Subsidiaries: (i) has been maintained in accordance with reasonably sound maintenance practices; and (ii) is in good operating condition and repair, ordinary wear and tear excepted, and, in the case of such property leased by the Company and/or any Company Subsidiary, is in the condition required for such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

3.12.     Real Property.

(a) Section 3.12(a) of the Company Disclosure Schedule lists each parcel of real property currently owned or used by the Company and/or any Company Subsidiary or in which the Company and/or any Company Subsidiary currently has a leasehold or other similar interest (collectively, the "Real Estate"), and sets forth, as to each such parcel, whether it is owned or leased. The Company and the Company Subsidiaries do not have any interest in or use of any other real property other than as set forth in Section 3.12(a) of the Company Disclosure Schedule, including, for example, any interest of the Company or any Company Subsidiary under an easement or wharf use agreement.

(b) The Real Estate and the use thereof by the Company and the Company Subsidiaries are in compliance with all applicable Laws affecting the use and occupancy of the Real Estate and are in compliance with the provisions of all covenants and restrictions affecting the use and occupancy of the industrial parks, subdivisions, or other planned use developments, if any, in which the Real Estate is located.

(c) Except for the leases under which the Company or any Company Subsidiary is a tenant with respect to any Real Estate, none of the Real Estate is subject to any lease, option to purchase, right of first refusal or other agreement or restriction granting any rights in the Real Estate to any other person, other than Permitted Encumbrances.

(d) There are no: (i) actual or, to Seller's knowledge, proposed special assessments, or any commenced or, to Seller's knowledge, planned improvements, which may result in an assessment or otherwise affect the Real Estate; (ii) pending or, to Seller's knowledge, threatened condemnation proceedings involving the Real Estate; (iii) pending or, to Seller's knowledge, threatened litigation or administrative actions involving the Real Estate; (iv) repairs, alterations or corrections of any existing condition with respect to the Real Estate required under applicable Law; (v) pending or, to Seller's knowledge, threatened changes in any zoning Laws which may affect the Real Estate; or
(vi) other pending or, to Seller's knowledge, threatened matters which may adversely affect the Real Estate or the interest of the Company and/or the Company Subsidiaries therein or use thereof.

(e) With respect to each parcel of the Real Estate: (i) the buildings and improvements on such parcel are located within the boundary lines of such parcel, are not in violation of applicable setback requirements or Laws, and do not encroach on any easements which may affect such parcel; (ii) such parcel does not serve any adjoining property for any purpose inconsistent with the use of such parcel by the Company and/or the Company Subsidiaries; (iii) such parcel is not located within any flood plain or any area containing wetlands and is not subject to any similar type of restriction for which all applicable Authorizations necessary for the use thereof have not been obtained; and (iv) such parcel is suitable for the purposes for which it is currently being used.

(f) The buildings, fixtures and other improvements located on the Real Estate have received all necessary Authorizations from all Governmental Authorities, have been maintained in accordance with reasonably sound maintenance practices, and are in good condition, working order and repair, ordinary wear and tear excepted. None of the buildings, fixtures or other improvements located on the Real Estate is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, fixtures and other improvements located on the Real Estate are suitable for the purposes for which they are currently being used and are adequate for the continued conduct of the business of the Company and the Company Subsidiaries as currently conducted.

3.13.     Intellectual Property.

(a) As used herein, "Intellectual Property" means: (i) patents, patent applications, unpatented inventions and discoveries; (ii) registered and unregistered business names, trade names, trade dress, domain names, trademarks and service marks; (iii) copyrights on both published works and unpublished works; and (iv) product formulations, know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blueprints.

(b) Section 3.13(b) of the Company Disclosure Schedule lists: (i) all patents and patent applications owned by the Company and/or the Company Subsidiaries and the jurisdictions by which each such patent has been issued or in which each such application has been filed (including registration or application numbers); (ii) all trade names, trademarks, domain names and service marks owned and used by the Company and/or the Company Subsidiaries and all registrations owned and registration applications filed by the Company and/or the Company Subsidiaries for trade names, trademarks and service marks and the jurisdictions by which each such registration has been issued or under which each such application has been filed (including registration and application numbers); (iii) all registrations owned and registration applications filed by the Company and/or the Company Subsidiaries for copyrights owned and/or used by the Company and/or the Company Subsidiaries and the jurisdictions by which each such registration has been issued or in which each such application has been filed (including registration and application numbers). The Intellectual Property owned by the Company and/or the Company Subsidiaries, including the Intellectual Property listed in
Section 3.13(b) of the Company Disclosure Schedule, is referred to herein as the "Company's Intellectual Property."

(c) Section 3.13(c) of the Company Disclosure Schedule lists all licenses, agreements or other arrangements under which any Person is licensed or otherwise authorized to use any of the Company's Intellectual Property.

(d) Section 3.13(d) of the Company Disclosure Schedule lists all licenses, agreements or other arrangements under which the Company or any Company Subsidiary is licensed or otherwise authorized to use any Intellectual Property owned by any Person other than the Company and/or any Company Subsidiary. The Intellectual Property which the Company and/or any Company Subsidiary has the authority to use under such licenses, agreements or other arrangements is referred to herein as the "Third Party Intellectual Property."

(e) Except for the rights existing under the licenses, agreements and other arrangements listed in Section 3.13(c) of the Company Disclosure Schedule, the Company and/or the Company Subsidiaries have the exclusive right to the use of all of the Company's Intellectual Property. To Seller's knowledge, all patents and all registered trademarks, service marks and copyrights included in the Company's Intellectual Property are valid and subsistent, and no patents or registered trademarks, service marks or copyrights included in the Company's Intellectual Property have been, in whole or in part, abandoned, dedicated, disclaimed or allowed to lapse for nonpayment of fees or taxes or for any other reason. The present activities of the Company and the Company Subsidiaries and their use of Intellectual Property do not infringe on or violate any intellectual property rights of any other Person and, to the Seller's knowledge, no Person is infringing or violating any of the Company's Intellectual Property or the rights of the Company and/or the Company Subsidiaries in any Third Party Intellectual Property.

(f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, all current employees of the Company and the Company Subsidiaries have: (i) executed written agreements not to misuse or disclose confidential information of the Company and the Company Subsidiaries; and (ii) executed written agreements that assign to the Company all Intellectual Property developed by such employees while employed by the Company and/or the Company Subsidiaries. To Seller's knowledge, no present employee of the Company and/or any Company Subsidiary has entered into any agreement (other than with the Company or any of its Subsidiaries) that restricts or limits in any way the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign or disclose to any Person any Intellectual Property which he develops or with which he becomes familiar during his employment by the Company and/or any Company Subsidiary.

(g) The Company has adopted and implemented a commercially reasonable plan to investigate and correct any "year 2000 problems" associated with the operation of the Company's business.

3.14.     Contracts and Commitments.  Section 3.14 of the Company Disclosure
Schedule identifies the following leases, contracts, agreements and other arrangements (collectively, "Contracts"), written or unwritten, to which the Company and/or any Company Subsidiary is a party, by which the Company and/or any Company Subsidiary is bound and/or under which the Company and/or any Company Subsidiary has any rights and/or obligations which are continuing or require future performance:

(a) Material Contracts relating to the purchase of products from the Company and/or any Company Subsidiary, including open purchase orders and any requirements or other agreements pursuant to which the Company and/or any Company Subsidiary is obligated to supply products to any person or any person is obligated or has the right to purchase products from the Company and/or any Company Subsidiary;

(b) Material Contracts relating to the purchase of raw materials, packaging or other inventories and/or any other Material Contracts for the purchase of tangible personal property or services, including open purchase orders and any requirements or other agreements, pursuant to which any person is obligated to supply products or services to the Company and/or any Company Subsidiary and/or the Company and/or any Company Subsidiary has the right to purchase any such products or services;

(c) Material Contracts providing for any promotional allowance, volume discount, incentive payment, rebate, advertising allowance or other similar payment, refund or accommodation to any customer of the Company and/or any Company Subsidiary;

(d) Material Contracts providing for any promotional allowance, volume discount, incentive payment, rebate, advertising allowance or other similar payment, refund or accommodation to the Company and/or any Company Subsidiary;

(e) Indentures, mortgages, notes, loans or credit agreements or Contracts relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of others;

(f) Contracts with stockholders, directors, officers or employees, including Contracts involving employees that contain any severance or termination pay liabilities or obligations or any bonus, or deferred compensation agreements with employees, but excluding Plans.

(g) Contracts with any sales representative, dealer, distributor, wholesaler, manufacturer's representative, sales agent or other sales contract;

(h) Contracts under which the Company and/or any Company Subsidiary serves as a sales representative, dealer, distributor, wholesaler, manufacturer's representative, or sales agent for any other person;

(i) Material manufacturing or tolling agreements or other Material Contracts pursuant to which any person provides processing, finishing, packaging or other goods or services to the Company and/or any Company Subsidiary;

(j) Contracts pursuant to which any person provides warehouse or storage facilities for the Company and/or any Company Subsidiary;

(k) Contracts restraining, limiting or prohibiting disclosure of information or competition limiting or benefiting the Company and/or any Company Subsidiary; and

(l)     Material Contracts not otherwise disclosed above.

     Seller has made available to Buyer a correct and complete copy of each written Contract identified in Sections 3.11, 3.12, 3.13 and 3.14 of the Company Disclosure Schedule. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is required under the terms of any of such Contracts to give notice to or obtain consent from any party thereto to consummate the transactions contemplated hereby. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, all oral contracts are terminable by the Company or the Company Subsidiary party thereto upon notice to the other party thereto without premium, penalty or other liability or obligation of the Company or any Company Subsidiary after such termination. With respect to each Contract identified in Sections 3.11, 3.12, 3.13 and 3.14 of the Company Disclosure Schedule, except as disclosed in such sections: (i) such Contract is legal, valid and binding, and is enforceable (except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and general principles of equity, regardless of whether applied in proceedings at law or in equity) and in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach of default thereunder and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company or any Company Subsidiary or permit any third party to terminate, modify or accelerate such Contract; (iii) neither the Company nor any Company Subsidiary has repudiated any provision of such Contract; (iv) to the Seller's knowledge, no third party is in breach or default, and no event has occurred which with notice or lapse of time, would constitute a breach or default by a third party or permit the Company or any Company Subsidiary to terminate, modify or accelerate such Contract; (v) neither the Company nor any Company Subsidiary has any present expectation or intention of not fully performing any obligation on its part to be performed pursuant to such Contract; (vi) the Seller does not have any knowledge of any breach or anticipated breach by any other party to such Contract; and (vii) neither the Company nor any Company Subsidiary is obligated to sell any property or services at prices lower than, or to purchase any property or services at prices higher than, prevailing market prices.

3.15.     Taxes.

(a) For the purposes hereof "Tax" or "Taxes" means all federal, state, county, local, foreign and other taxes, assessments or charges, including income, estimated income, business, occupation, franchise, property (real and personal), sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, employee or other withholding, unemployment, excise, goods and services, severance, stamp, and including interest, penalties and additions which are or may be payable in connection therewith.

(b) All material returns, reports, forms and other documents and all amendments relating to Taxes (collectively, "Tax Returns") required to be filed by the Company and/or any Company Subsidiary prior to the date hereof have been timely and properly filed (taking into account any extension of time within which to file) and properly reflect the Tax liability of the Company and/or such Company Subsidiary. All such Tax Returns are correct and complete in all material respects.

(c) All Taxes shown as due on such Tax Returns will have been timely paid in full prior to the Closing, except as set forth in Section 3.15(c) of the Company Disclosure Schedule as to any such Taxes which are being contested in good faith in appropriate proceedings and for which the Company has made adequate provision in the Company Financial Statements.

(d) Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, there is no action, suit, proceeding, audit, investigation, assessment, adjustment, or claim (collectively, "Proceedings") now pending or, to the Seller's knowledge, proposed in writing against or with respect to the Company and/or any Company Subsidiary in respect of any Tax. Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, there are no outstanding waivers or other agreements extending any statutory periods of limitation for the assessment of Taxes of the Company and/or any Company Subsidiary. Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, all Tax Returns of the Company and the Company Subsidiaries with respect to federal income Taxes and all state income Taxes through the year ended December 31, 1993 have been examined and the examination concluded or are Tax Returns with respect to which the applicable periods for assessment, giving effect to waivers and extensions, have expired.

(e) Buyer is not required to withhold Tax on the purchase of the Shares under Section 1445 of the Code.

(f) No payments by the Company and/or any Company Subsidiary resulting from the consummation of the Acquisition or required as a result of such consummation pursuant to any Contract entered into by the Company on or before the Closing Date will result in a nondeductible expense pursuant to Section 280G of the Code.

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in method of accounting or otherwise.

(h) Neither the Company nor any Company Subsidiary is a "consenting corporation" under Section 341(f) of the Code.

(i) There are no tax sharing agreements to which the Company and/or any Company Subsidiary is a party that will survive the Closing.

3.16.     Labor Practices and Matters.

(a) The Company and the Company Subsidiaries are in compliance with the Federal Fair Labor Standards Act and all Laws relating to employment discrimination, employee welfare and labor standards which are applicable to the Company and/or any Company Subsidiary, including without limitation: (i) any provisions thereof relating to the employment of any person not a citizen of the United States; and (ii) any provisions thereof relating to wages, bonuses, collective bargaining, equal pay and the payment of Social Security and similar payroll taxes. There is no basis for any claim by any past or present employee of the Company and/or any Company Subsidiary that such employee was wrongfully discharged or subject to any employment discrimination by the Company and/or any Company Subsidiary arising out of or relating to such employee's race, sex, color, religion, handicap or any other protected characteristic under applicable Law. There are no Proceedings involving the Company and/or any Company Subsidiary relating to labor or employment matters, and there is no pending investigation by any governmental agency or, to the knowledge of Seller, threatened claim by any such agency or other person relating to labor or employment matters involving the Company and/or any Company Subsidiary.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement or contract with any union, labor organization, employee group, or other entity or individual which affects the employment of employees with the Company and/or any Company Subsidiary, including, without limitation, any collective bargaining agreements or labor contracts.

(c) To the knowledge of the Seller, none of the employees of the Company or any Company Subsidiary is in the process of being organized into labor unions or associations. Since December 31, 1993, neither the Company nor any Company Subsidiary has been subject to a strike or other work stoppage and, to the knowledge of Seller, there are no strikes or work stoppages contemplated or threatened against the Company or any Company Subsidiary.

(d) Section 3.16(d) of the Company Disclosure Schedule lists each of the states where the Company and/or any Company Subsidiary has or maintains any unemployment or worker's compensation accounts. Since December 31, 1993, neither the Company nor any Company Subsidiary has had any adverse change in its contribution or its experience rating for unemployment or worker's compensation purposes in any state. No unemployment or worker's account of the Company or any Company Subsidiary has a negative balance.

(e) The Company and each Company Subsidiary is in full compliance with the Occupational Safety and Health Act of 1970, as amended, ("OSHA") and all other Laws regulating or otherwise affecting health and safety of the workplace.

3.17.     Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Schedule lists all profit sharing, pension or retirement, medical, health, or life insurance plans, programs, arrangements or agreements, and each other employee benefit plan, program, arrangement or agreement whatsoever maintained, contributed to, or required to be contributed to, for the benefit of any current or former employee or terminated employee of the Company and/or any Company Subsidiary (including retirees), whether formal or informal (a "Plan" or the "Plans"). Neither the Company nor any Company Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee of the Company or such Company Subsidiary.

(b) Seller has heretofore made available to Buyer a true, correct and complete copy of each Plan (including all amendments thereto).

(c) All amounts which the Company and/or any Company Subsidiary is required to pay under the terms of each Plan with respect to the most recent plan year thereof ended prior to the date of this Agreement have been timely paid in full, and all such amounts payable with respect to the portion of the current plan year ending on the Closing Date will be paid on or before the Closing Date or will be fully reflected as a liability in the Closing Price Documents.

(d) With respect to each Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA)): (i) to the extent such Plan is intended to qualify under Section 401(a) of the Code, such Plan is so qualified and the Company and/or a Company Subsidiary has received a current favorable determination letter to such effect from the IRS or is properly relying on the qualification of a standardized prototype plan which the Company and/or a Company Subsidiary has duly adopted; (ii) the provisions of such Plan are, and its operation has been and is, in material compliance with ERISA and the Code; (iii) the Company and the Company Subsidiaries are in material compliance with ERISA and the Code, including ERISA's fiduciary and prohibited transaction rules, participation and vesting provisions, reporting and disclosure provisions and funding requirements; (iv) there is no funding deficiency, and no Reportable Event (as defined in Section 4043 of ERISA and regulations issued thereunder) has occurred, nor has such Plan applied for or received a waiver of the minimum funding standards imposed by ERISA and the Code; (v) no facts, including any Reportable Event, exist which might constitute grounds for the termination of such plan by the Pension Benefit Guaranty Corporation or the appointment by the appropriate United States District Court of a trustee to administer such plan; and (vi) none of the Company, any Company Subsidiary, any Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with the Company, any Company Subsidiary or any trustee or administrator of any Plan or any such trust, or any party dealing with any Plan or any such trust, which could be subject to a material civil penalty assessed pursuant to Section 502(i) or 502(l) of ERISA. With respect to each Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA): (i) the provisions of such Plan are, and its operation has been and is, in material compliance with ERISA and the Code and the Comprehensive Omnibus Budget Reconciliation Act of 1985, as amended; and (ii) the Company and the Company Subsidiaries are in material compliance with ERISA and the Code, including ERISA's fiduciary and prohibited transaction rules and reporting and disclosure requirements. No Plan which is an employee pension or welfare benefit plan is currently under audit or review by the Department of Labor, the IRS or any other federal or state Governmental Authority, and to Seller's knowledge no such action is contemplated or under consideration.

(e) Neither the Company nor any Company Subsidiary is a party to any multi-employer plan (as defined in Section 3(37) of ERISA), nor has the Company or any Company Subsidiary incurred any withdrawal liability in connection with any such plan.

(f) No Plan provides for health or other welfare benefits to retirees, nor has the Company or any Company Subsidiary promised or incurred any liability in connection with any such benefit.

(g) No actions or claims (except those routinely submitted in the ordinary course of plan administration) are currently pending, or, to the Seller's knowledge, currently threatened, against any Plan.

3.18.     Compliance With Environmental Laws.

(a) For purposes hereof, "Environmental Laws" mean the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Water Quality Act of 1987, the Federal Insecticide, Fungicide and Rodenticide Act, the Marine Protection, Research and Sanctuary's Act, the Pollution Prevention Act of 1990, the National Environmental Policy Act, the Noise Control Act, the Safe Drinking Water Act, the Emergency Planning and Community Right to Know Act, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act of 1976 and all other Laws regulating or otherwise affecting the environment and/or the disposal of waste or other materials, as the same may have been amended. For purposes hereof, "Operating Period" means: (i) with respect to the Company, the period since May 31, 1988; (ii) with respect to each Company Subsidiary, the period since May 31, 1988 or, if later, the date on which the Company acquired such Company Subsidiary; (iii) with respect to each parcel of Real Estate, the period since May 31, 1988 or, if later, the earlier of the date on which the Company or a Company Subsidiary acquired or first occupied such parcel (except that in the case of each parcel of Real Estate, if any, which was occupied and/or owned by the Seller and/or any Affiliate of the Seller before it was owned or occupied by the Company or a Company Subsidiary, the "Operating Period" shall mean the period from the earlier of the date on which the Seller or such Affiliate acquired or first occupied such parcel). With respect to each parcel of real property which was previously, but is no longer, owned or used by the Company and/or any Company Subsidiary or in which the Company and/or any Company Subsidiary had, but no longer has, a leasehold or other interest, the "Operating Period" for such parcel shall terminate when the Company and/or any Company Subsidiary last owned, used and/or had any leasehold or other interest in such parcel.

(b) The Company, each Company Subsidiary and each parcel of the Real Estate at all times during the relevant Operating Period has been, and, to the Seller's knowledge, at all times prior to the relevant Operating Period has been, in full compliance with all Environmental Laws. None of Seller, the Company and/or any Company Subsidiary is subject to, nor to Seller's knowledge is there any basis for Seller, the Company and/or any Company Subsidiary to be subject to, any judgment, decree, order or citation (collectively, an "Order") based on any violation of Environmental Law with respect to the operations of the Company, the Company Subsidiaries and/or the Real Estate or, in the case of the Company and the Company Subsidiaries, otherwise. None of Seller, the Company and/or any Company Subsidiary has been threatened with or received a written notice, directive, violation, report or charge asserting any violation of, and no action has been taken against Seller, the Company and/or the Company Subsidiaries, or to Seller's knowledge against any other owner or user of the Real Estate under, any Environmental Law with respect to the operations of the Company, the Company Subsidiaries and/or the Real Estate or, in the case of the Company and the Company Subsidiaries, otherwise. None of the assets of the Company and/or the Company Subsidiaries are required to be upgraded, modified or replaced to be in compliance with Environmental Laws.

(c) Section 3.23 of the Company Disclosure Schedule lists all Authorizations held by the Company and/or the Company Subsidiaries and/or held by Seller with respect to the current operations of the Company and/or the Company Subsidiaries required under Environmental Laws ("Environmental Authorizations"), true, correct and complete copies of which have been made available for inspection by Buyer and its representatives. The Company and the Company Subsidiaries have timely obtained all Environmental Authorizations, all of which are in full force and effect, and the Company and the Company Subsidiaries have paid all fees and other charges therefor and are in compliance with all terms and conditions thereof.

(d) None of the Company, any Company Subsidiary, or any third person has, during the relevant Operating Period for such parcel or, to Seller's knowledge, at any time prior to the relevant Operating Period for such parcel, stored, used, generated, treated, recycled, disposed of or Released (as defined below), any substance in a manner on any parcel of Real Estate which may form the basis for any present or future claim against Buyer, the Company and/or any Company Subsidiary based upon Environmental Laws, or which may subject Buyer, the Company and/or any Company Subsidiary to claims for damages. No parcel of the Real Estate has, during the relevant Operating Period for such parcel or, to Seller's knowledge, at any time prior to the relevant Operating Period for such parcel, been used as a landfill, dump site or for any other use which involved the disposal of solid waste on such parcel or which may subject Buyer, the Company and/or any Company Subsidiary to any claim for cleanup or damages under Environmental Laws. Except for the storage and use of hazardous chemicals in the ordinary course of business and in compliance with all Environmental Laws, no hazardous or toxic substances or wastes, as defined under Environmental Laws, have, during the relevant Operating Period for such parcel or, to Seller's knowledge, at any time prior to the Operating Period for such parcel, been located at, on or under any parcel of the Real Estate, or been stored, used, generated, treated, recycled or disposed of on or Released from any parcel of the Real Estate. No parcel has, during the relevant Operating Period or, to Seller's knowledge, prior to the relevant Operating Period, been contaminated by hazardous or toxic substances or wastes, as defined under Environmental Laws, originating from off-site sources. For purposes hereof, "Release" means to discharge, spill, emit, leak, leach, deposit or otherwise release any substance to the outdoor or indoor environment or into or out of any property, including by the movement of any substance through or in air, soil, surface water, ground water or property.

(e) During the relevant Operating Period, (i) no asbestos, urea formaldehyde or polychlorinated biphenals were Released in, on or under any of the Real Estate, and (ii) no above ground or underground storage tanks were located at, on or under any of the Real Estate. To Seller's knowledge no asbestos, urea formaldehyde, polychlorinated biphenals or aboveground or underground storage tanks are currently located at, on or under any of the Real Estate currently owned or used by the Company and/or any Company Subsidiary or in which the Company and/or any Company Subsidiary currently has a leasehold or other similar interest.

(f) Each of the Company and the Company Subsidiaries has, at all times during the relevant Operating Period and, to the Seller's knowledge, at all times prior thereto, utilized only properly licensed haulers and transporters to dispose of any pollutant, contaminant or hazardous or toxic substance, material or waste and all such disposal has been in full compliance with all Environmental Laws applicable at the time of such disposal and there have been no violations of Environmental Laws in connection with any such disposal. Neither the Company nor any Company Subsidiary has been named or listed as a potentially responsible party in any matter arising under Environmental Laws, nor has Seller been so named in connection with the operations of the Company, the Company Subsidiaries and/or the Real Estate. To the Seller's knowledge, there is no existing condition that may form the basis of any present or future claim, demand or action seeking investigation, cleanup, removal, notification or other remedial or responsive action with respect to any facility, site, location or body of water, surface or subsurface, for which Buyer, the Company and/or any Company Subsidiary would be liable or responsible, whether as a result of the disposal of any pollutant, contaminant or hazardous or toxic substance, material or waste at such facility, site, location or body of water or otherwise.

(g) True, correct and complete copies of all environmental claims, reports, studies, compliance actions, correspondence with environmental regulators or the like, of or in the possession of Seller, the Company and/or any Company Subsidiary with respect to the Company, any such Company Subsidiary and/or the Real Estate have been made available to Buyer.

3.19. Products. No claim for product liability has been asserted against the Company and/or any Company Subsidiary since December 31, 1993, and, to Seller's knowledge, no event has occurred which might give rise to the assertion of any such claim. There is no deficiency or inadequacy in the manufacture, design or formulation of any of the products of the Company and the Company Subsidiaries that may hereafter give rise to any such failure or result in any such claim. All products sold by the Company and the Company Subsidiaries have been manufactured in compliance with all applicable manufacturing and quality control procedures.

3.20. Product Warranties. All products and services manufactured and/or sold by the Company and the Company Subsidiaries (and the delivery thereof) have been in conformity with all applicable contractual commitments and all express or implied warranties. No warranty claims exist for the repair or replacement thereof or other damages in connection with such services, sales or deliveries, except for any such claims incurred in the ordinary course of business consistent in amount and character with past experience of the Company and the Company Subsidiaries. All product labeling of the Company and the Company Subsidiaries is in conformity with all Applicable Laws. Copies of the standard terms and conditions of sale, delivery or lease of the Company and the Company Subsidiaries (including all warranty provisions) have been made available to Buyer. Since December 31, 1993, neither the Company nor any Company Subsidiary has voluntarily or involuntarily recalled or withdrawn any product from commerce due to health and/or safety concerns.

3.21. Insurance. Section 3.21 of the Company Disclosure Schedule summarizes the insurance coverages maintained with respect to the operations and assets of the Company and the Company Subsidiaries. Section 3.21 of the Company Disclosure Schedule also summarizes each claim (including any claim for worker's compensation) made by the Company and/or any Company Subsidiary under, or which has been made against the Company and/or any Company Subsidiary and has been paid or defended in accordance with, the terms of, any insurance policy maintained by the Company and/or any Company Subsidiary since December 31, 1993.

3.22.     Litigation.

(a) There is no Proceeding, or to Seller's knowledge, any investigation or inquiry, before any Governmental Authority or any private tribunal now pending, or, to Seller's knowledge, threatened, against, relating to or affecting: (i) Seller, the Company and/or any Company Subsidiary which would adversely affect Seller's ability to consummate the transactions contemplated hereby; or (ii) the Company and/or any Company Subsidiary, or any director, officer or other employee thereof in his capacity as such, or the assets or properties of the Company and/or any Company Subsidiary. To Seller's knowledge, no basis exists for any such Proceeding, investigation or inquiry.

(b) None of the Company, any Company Subsidiary, and/or, to Seller's knowledge, any officer, director or employee thereof, currently is or has been permanently or temporarily enjoined or prohibited by any Order from engaging in or continuing any conduct or practice in connection with the business of the Company and/or any Company Subsidiary.

(c) There is no existing Order enjoining or prohibiting the Company or any Company Subsidiary from taking, or requiring the Company and/or any Company Subsidiary to take, any action of any kind or to which the Company and/or any Company Subsidiary is subject or is bound.

(d) Neither the Company nor any Company Subsidiary is in default under any Order.

3.23. Licenses and Permits. Section 3.23 of the Company Disclosure Schedule lists all Authorizations held by the Company and/or the Company Subsidiaries, and, in the case of nongovernmental Authorizations (such as, for example, Kosher designations), the person, agency or authority granting such approvals. Seller has made true, correct and complete copies of such Authorizations available for inspection by Buyer and its representatives. The Company and the Company Subsidiaries have all Authorizations and have made all registrations, declarations, recordings and filings with, all Governmental Authorities which are required for the conduct of their business or the ownership and use of their properties and assets as currently conducted or used. The Company and the Company Subsidiaries have timely obtained all such Authorizations, all of which are in full force and effect, and the Company and the Company Subsidiaries have paid all fees and other charges therefor and have complied with and are in compliance with all terms and conditions thereof.

3.24. Compliance with Laws. The Company, the Company Subsidiaries, the conduct and operation of their business, and the condition of their properties and assets are in compliance with all applicable Laws. No written notice has been issued nor any investigation or review is pending or, to Seller's knowledge, threatened by any Governmental Authority: (i) with respect to any alleged violation or default under any applicable Law by the Company and/or any Company Subsidiary; or (ii) with respect to any alleged failure by the Company and/or any Company Subsidiary to have all Authorizations required in connection with the conduct of the business of the Company and the Company Subsidiaries and/or the ownership and/or use of their properties or assets or with respect to any possible revocation, cancellation, termination, suspension or adverse modification of any such Authorization.

3.25. Customers and Suppliers. Section 3.25 of the Company Disclosure Schedule lists, with respect to 1997 and the ten-month period ended October 24, 1998, each of the Company's Major Customers and Major Suppliers (as defined below) and the approximate dollar volume of sales made to and purchases made from such persons. For purposes of this Section 3.25, "Major Customer" shall mean any customer of the Company whose total purchases from the Company and the Company Subsidiaries represented Two Percent (2%) or more of the Company's total consolidated sales during 1997 and/or the ten-month period ended October 24, 1998; and "Major Supplier" shall mean any supplier of the Company whose total sales to the Company and the Company Subsidiaries represented Two Percent (2%) or more of the Company's total consolidated cash expenses during 1997 and/or the ten-month period ended October 24, 1998. To Seller's knowledge, no Major Customer or Major Supplier has communicated to Seller, the Company, and/or any Company Subsidiary that such customer or supplier intends to cease doing business or to materially reduce its business with the Company and/or its Company Subsidiaries or to terminate any agreement with the Company and/or its Company Subsidiaries.

3.26. Accounts: Safe Deposit Boxes. Section 3.26 of the Company Disclosure Schedule lists the bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and/or the Company Subsidiaries and those persons authorized to sign thereon. True, correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder have been made available to Buyer.

3.27. Brokers; Agents. Seller has not dealt with any banker, agent, finder, broker or other representative in any manner which could result in the Company, any Company Subsidiary and/or Buyer being liable for any fee or commission in the nature of an investment banking, finder's or originator's fee in connection with the subject matter of this Agreement.

3.28. Absences of Certain Changes or Events. Since December 31, 1997, the Company and the Company Subsidiaries have not: (i) taken any action which would have constituted a violation under Section 5.1 if Seller had then been bound by Section 5.1; or (ii) failed to take any action which would have been required by Section 5.1 if Seller had been bound by Section 5.1. Since December 31, 1997, there has not been any Company Material Adverse Effect.

3.29. Related Party Transactions. Since December 31, 1993, no Related Party (as defined below) has had any interest in any transaction, lease, Contract or other arrangement with the Company and/or any Company Subsidiary. Without limitation to the foregoing, since December 31, 1993, no Related Party has had: (i) any interest in any Person which has purchased, sold or furnished to the Company and/or any Company Subsidiary any goods or services; (ii) a beneficial interest in any lease, Contract, commitment or understanding to which the Company or any Company Subsidiary is a party or by which it is bound or affected; (iii) any claim against the Company and/or any Company Subsidiary or any assets of the Company and/or any Company Subsidiary; or (iv) any interest in any assets used by the Company and/or any Company Subsidiary. For purposes hereof, each of the following shall be deemed to be a "Related Party:" (i) Seller; (ii) each Affiliate of the Seller; (iii) each individual who is or was at any time since December 31, 1993, an officer or director of any of the foregoing; (iii) any family member of any of the individuals referred to in clause (ii); and (iv) any Person in which any of the individuals referred in clause (ii) or (iii) hold, directly or otherwise, a voting, proprietary or equity interest in excess of two (2%).

3.30. Certain Payments. Since December 31, 1993, neither the Company nor any Company Subsidiary nor any director or officer, agent or employee thereof nor any other Person associated with or acting for or on behalf thereof, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless or form, whether in money, property or services (A) to obtain favorable treatment in securing business for or in respect of the Company and/or any Company Subsidiary, (B) to pay for favorable treatment for business secured for or in respect of the Company and/or any Company Subsidiary, (C) to obtain special concessions or for special concessions already obtained for or in respect of the Company and/or any Company Subsidiary, or (D) in violation of any Law; or (ii) established or maintained any fund or asset that was required to be, but has not been, recorded in the consolidated books and records of the Company.

3.31. Undisclosed Liabilities. The Company and its Company Subsidiaries are not subject to any obligation, liability, debt or commitment, whether absolute, contingent, accrued or otherwise, whether due or to become due, except for: (i) liabilities reflected on the Interim Balance Sheet; (ii) liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet; (iii) liabilities not required to be disclosed on the Interim Balance Sheet in accordance with GAAP, but otherwise disclosed herein to the extent required by the terms hereof; (iv) liabilities listed in Section
3.31 of the Company Disclosure Schedule; and (v) liabilities arising hereunder.

3.32. No Material Omissions. No representation or warranty by Seller contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the representations or warranties herein or therein contained, in light of the circumstances under which they are made, not misleading.

3.33. Filing Documents. None of the information regarding the Seller or any of its Affiliates supplied or to be supplied by Seller for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                       ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.A.    Disclosure Schedule.  On or prior to the date hereof, Buyer has delivered to Seller a schedule (the "Buyer Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of the covenants contained in Article V. The mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Buyer Material Adverse Effect. The Buyer Schedule is arranged in sections and paragraphs corresponding to the sections and paragraphs herein. A fact or matter disclosed in the Buyer Disclosure Schedule with respect to one section or paragraph shall be deemed to be disclosed with respect to each other section and paragraph of this Agreement where such disclosure is appropriate if, but only if, the relevance of the disclosure to such other section or paragraph is readily apparent. Buyer shall be permitted to supplement in writing the Buyer Disclosure Schedule from time to time following the date hereof by delivery of such supplements to Seller in the manner provided under
Section 11.5, provided that such supplements shall not be considered in determining the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b) hereof. Subject to the provisions of Section 9.3(d) hereof, the representations and warranties set forth in this Article IV and the covenants set forth in Article V shall survive the Closing notwithstanding any investigation made by or information furnished to Seller in connection herewith.

4.B.    Representations and Warranties of Buyer .  Subject to the foregoing and except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to each of Seller and the Company as of the date of this Agreement as follows:

4.1. Organization and Authority of Buyer. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Buyer has the power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets. Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each other agreement and document to be executed and delivered pursuant hereto by Buyer will be, duly and validly executed and delivered by Buyer, and this Agreement constitutes (assuming due authorization, execution and delivery by Seller and the Company), and, when executed and delivered, such ancillary documents will constitute(assuming due authorization, execution and delivery by the other parties thereto), the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights of creditors generally and general principles of equity, regardless of whether applied in proceedings at law or in equity.

4.2. No Violation. Neither the execution, delivery and performance hereof, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, by Buyer, will conflict with, breach or violate, or result in a conflict with, or breach or violation of, or a default under, or give rise to any right of termination, cancellation or acceleration with respect to: (i) Buyer's Articles of Incorporation or By-Laws; (ii) any Authorization, agreement, instrument, other document or obligation to which Buyer is a party or by which Buyer and/or any of Buyer's properties or assets are bound; or (iii) any Law applicable to Buyer and/or any of Buyer's properties or assets. Except for the approval referred to in
Section 4.2 of the Buyer Disclosure Schedule, no Authorization or other action of, or registration, declaration, recording or filing with, any Governmental Authority or other Person is required in connection with the execution and delivery of this Agreement and/or any other agreement or document to be executed and delivered pursuant hereto by Buyer and/or the consummation by Buyer of the transactions contemplated hereby and/or thereby.

4.3. Brokers; Agents. Buyer has not dealt with any banker, agent, finder, broker or other representative in any manner which could result in Seller being liable for any fee or commission in the nature of an investment banker's, finder's or originator's fee in connection with the subject matter of this Agreement.

4.4. Filing Documents. None of the information regarding the Buyer or any of its Affiliates supplied or to be supplied by Buyer for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.5. Cash Consideration. Buyer will have sufficient cash on hand to pay the Purchase Consideration as of the Closing.

4.6. Securities Act. The Shares are being acquired by Buyer for investment only and not with a view to any public distribution thereof. Buyer acknowledges that the Shares will not be registered by Seller pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and Buyer will not offer to sell or otherwise dispose of the Shares in violation of any of the registration requirements of the Securities Act.

                          ARTICLE V

PRE-CLOSING COVENANTS
5.1. Conduct of Business by the Company. During the period from the date of this Agreement and continuing through the Closing Date, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, the Company shall (a) carry on its business in the ordinary course consistent with past practice; (b) use all reasonable efforts to preserve its present business organization and relationships; (c) use all reasonable efforts to keep available the present services of its employees; (d) use all reasonable efforts to preserve and maintain its assets and properties consistent with past practice; and (e) use all reasonable efforts to preserve its rights, franchises, goodwill and relations with its customers and others with whom it conducts business. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or required by Applicable Law or consented to in writing by Buyer, the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly:

          (i) amend or agree to amend its Articles/Certificate of Incorporation or By-Laws (or comparable instruments), or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide or in any way reclassify any shares of its capital stock or its equity interests, or change or agree to change in any manner the rights of its outstanding capital stock or its equity interests;

(ii) issue, sell or purchase, or issue any Right to purchase or otherwise acquire, or enter into any contracts, agreements or arrangements to issue, sell or purchase, any shares of its capital stock or its equity interests;

(iii) incur any indebtedness for borrowed money or guarantee the indebtedness of any other Person;

(iv) make, or agree to make, any change in its accounting or record keeping methods or practices for Tax or accounting purposes or make, or agree to make, any change in depreciation or amortization policies or rates adopted by it for Tax or accounting purposes;

(v) make any loan or advance to any of its Affiliates, partners, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or make any other loan or advance, in each case otherwise than in the ordinary course of business but in no event individually or in the aggregate in excess of $5,000;

(vi) sell, offer to sell, abandon or make any other disposition of any of its assets, except in the ordinary course of business consistent with past practice; grant or suffer, or agree to grant or suffer, any Encumbrance on any of its material assets;

(vii) except in the ordinary course of business consistent with past practice, incur or assume, or agree to incur or assume, any liability or obligation (whether or not currently due and payable) relating to its business or any of its assets in excess of $100,000, individually or in the aggregate;

(viii) settle any claim, action or proceeding involving any liability for material money damages or any material restrictions upon any of its operations;

(ix) create, renew, amend, terminate or cancel, or take any action that might result in the creation, renewal, amendment, termination, breach or cancellation of, any Contract other than in the ordinary course of business consistent with past practice;

(x) enter into, or agree to enter into, any contract, agreement or arrangement with any of its Affiliates other than those entered into in the ordinary course of business consistent with past practice;

(xi) declare dividends or declare or make any other distributions of any kind payable to Seller and/or its Affiliates in the aggregate greater than cash and other liquid assets on hand on the date hereof plus or minus the consolidated net income or net loss of the Company from the date hereof through the close of business on the last Business Day of the month last preceding the month in which the Closing Date occurs, or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock, its equity interests or Rights;

(xii) acquire or agree to acquire in any manner, including by way of merger, consolidation or purchase of an equity interest or assets, any business or any corporation, partnership, association or other business organization or division thereof;

(xiii) enter into, amend, modify or renew any written employment, consulting, severance or similar agreements or arrangements with any directors, officers or employees of the Company, or grant any salary or wage increase or increase benefits under any Plan, except (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) in accordance with agreements or arrangements existing as of the date hereof, and (iii) grants of awards or bonuses to newly hired officers and employees consistent with past practice; or

(xiv) Make or authorize any change in its prices or credit policies except in the ordinary course of business consistent with past practice;

(xv)       Enter into or amend any Material Contract;

(xvi) Fail to pay any debts or obligations as the same become due and payable, except for debts or obligations being contested by the Company or any Subsidiary in good faith and by appropriate proceedings;

(xvii) After the close of business on the last Business Day of the month last preceding the month in which the Closing Date occurs, declare or pay any dividend or make any other distribution of any kind on its capital stock or enter into, or agree to enter into, any contract, agreement, arrangement or other transaction with any Affiliate of Seller, except on a basis consistent with arms-length pricing; or

(xviii)     authorize or agree (by contract or otherwise) to do any of the foregoing.

5.2. Insurance. The Company will use all reasonable efforts to maintain in effect until the Closing Date all material casualty and liability policies maintained by the Company on the date hereof or will procure comparable replacement policies (to the extent commercially reasonable) and maintain such policies in effect until the Closing Date.

5.3. Maintenance of Records. Through the Closing Date, the Company will maintain the Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement.

5.4. Further Assurances. Each party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

5.5. Efforts of Parties to Close. During the period from the date of this Agreement through the Closing Date, each party hereto shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. During the period from the date of this Agreement and continuing through the Closing, except as required by Applicable Law or with the prior written consent of the other parties to this Agreement, no party to this Agreement shall knowingly take any action which, or knowingly fail to take any action the failure of which to be taken, would, or could reasonably be expected to, (a) result in any conditions to the Closing set forth in
Article VI not being satisfied; (b) result in a material violation of any provision of this Agreement; or (c) adversely affect or materially delay the receipt of any of the requisite regulatory approvals necessary to consummate the transactions contemplated hereby.

5.6.     Confidentiality and Announcements.

(a) The parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference.

(b) Subject to Section 5.8(a) and (b), the parties to this Agreement shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that the parties may make such disclosure as is required by Applicable Law, based on advice of counsel, after making reasonable efforts under the circumstances to consult with each other prior to such disclosure.

5.7. Access; Certain Communications. Between the date of this Agreement and the Closing Date, subject to any Applicable Laws relating to the exchange of information and confidentiality, the Company shall afford to Buyer and its authorized agents and representatives complete access, upon reasonable notice and during normal business hours, to all Contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and other aspects of the business of the Company. The Company shall cause its personnel, attorneys and accountants to provide assistance to Buyer in Buyer's investigations of matters relating to the transactions contemplated hereby, including allowing Buyer and its authorized agents and representatives access to the facilities of the Company; provided , however, that Buyer's investigations shall be conducted in a manner which does not unreasonably interfere with the Company's normal operations, customers, and employee relations.

5.8.     Regulatory Matters; Third Party Consents.

(a) The parties to this Agreement shall cooperate with each other and use their reasonable best efforts promptly to prepare and file (on a confidential basis if requested by any of the other parties and permitted under Applicable Law) all necessary documentation, to effect (on a confidential basis if requested by any of the other parties and permitted under Applicable Law) all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement, including but not limited to, any filings to be made under the HSR Act which filings shall be made within 30 days of the date of this Agreement, and requests for required consents under the Contracts. Buyer agrees to take all reasonable steps necessary to satisfy any conditions or requirements imposed by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement, other than those conditions or requirements which, individually or in the aggregate, are likely to have an adverse effect on the Company, Buyer and/or their Affiliates. If any required consent of or waiver by any third party (excluding any Governmental Authority) is not obtained prior to the Closing, or if the assignment of any Contract would be ineffective or would adversely affect any material rights or benefits thereunder so that Buyer would not in fact receive all such rights and benefits, the parties hereto, each without cost, expense or liability to the other, shall cooperate in good faith to seek, if possible, an alternative arrangement to achieve the economic results intended. The parties to this Agreement will have the right to review in advance, and will consult with the other on, in each case subject to Applicable Laws relating to the exchange of information and confidentiality, all the information relating to Buyer, Seller or the Company, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement (except for any confidential portions thereof). The parties to this Agreement agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for a filing as set forth above shall, if requested to do so by any other party, promptly deliver to the other parties hereto evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other parties hereto a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application (except for any confidential portions thereof). In exercising the foregoing rights and obligations, each of the parties hereto shall act reasonably and as promptly as practicable.

(b) Each party to this Agreement shall, upon request, furnish each other with all information concerning themselves, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or the Company to any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c) The parties to this Agreement shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed or that the transactions contemplated hereby will become subject to additional conditions imposed by a Governmental Authority.

5.9. Notification of Certain Matters. Each party to this Agreement shall give prompt notice to the other parties, to the extent known by such party, of
(i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of the conditions contained in Sections 6.2(a), 6.2(b) or 6.3(a) of this Agreement not to be satisfied prior to the Closing, and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

5.10. Expenses. Buyer, the Company and Seller shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. The Company shall pay all pre-closing costs and expenses for which the Company is responsible under this Section 5.10 prior to the Closing. Notwithstanding the foregoing, Seller and Buyer shall each pay one-half of (i) the fees required in connection with any filings to be made under the HSR Act and (ii) any amounts payable at any time on or after the date hereof under those certain change of control contracts set forth in
Section 5.10 of the Company Disclosure Schedule (provided that the parties hereby agree to use all reasonable efforts and to cooperate to restructure or terminate such agreements), and, upon request of the other party, the requested party shall promptly reimburse the requesting party for its share of such fees and amounts.

5.11. Third Party Proposals. None of Seller, the Company or any of their respective Affiliates, officers, directors, representatives or agents, shall directly or indirectly solicit or encourage inquiries or proposals, or enter into any definitive agreement, with respect to, or initiate or participate in any negotiations or discussions with any Person concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of any equity interest in, any of the Company or its Subsidiaries or any merger or business combination with any of the Company or its Subsidiaries, in each case other than as contemplated by this Agreement (each, an "Acquisition Proposal"), or furnish any information to any such Person. Seller and any of its Affiliates and agents shall notify Buyer immediately if any Acquisition Proposal (including the terms thereof) is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, any of Seller or any of its Affiliates, officers, directors, representatives or agents. Seller shall, and shall cause its Affiliates, officers, directors, employees, representatives and advisors to, immediately cease or cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal and shall seek to have all materials distributed to Persons in connection therewith by Seller or any of its Affiliates or advisors returned to Seller promptly or destroyed. None of Seller or any of its Affiliates, officers, directors, representatives or agents, shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect with respect to the Company. Seller shall cause its officers, directors, agents, advisors and Affiliates to comply with the provisions of this Section 5.11.

5.12. Foreign Subsidiaries. Prior to the Closing, Seller shall cause the Company to distribute or otherwise transfer to Seller or one or more of its Affiliates (other than the Company or a Company Subsidiary) all of the Company's, and any of the Company Subsidiaries', ownership interests in: (i) 9056-0921 Quebec Inc., a Quebec corporation (the "Canadian Subsidiary"), or such corporation's assets, including any capital stock thereof held by the Company or any Company Subsidiary; and (ii) Davis-Standard France SARL, a French limited liability company (the "French Subsidiary"), or such company's assets, including any capital stock thereof held by the Company or any Company Subsidiary.

5.13. Interim Financial Statements and Aging Schedules. Without limitation to Seller's obligations under Section 5.7 , Seller shall cause the Company to furnish to Buyer, promptly upon completion thereof, the consolidated financial statements of the Company (including a consolidated balance sheet and a statement of results of operations) for each month after October, 1998, which financial statements shall be prepared in accordance with GAAP, applied on a consistent basis. Seller further shall cause the Company to furnish to Buyer current Aging Schedules as soon as reasonably practicable following Buyer's written request therefor, provided that such requests shall not be made more than once per month.

5.14 Supply Agreements. As soon as reasonably practicable following the date hereof, Buyer and Seller shall negotiate in good faith the definitive terms of one or more supply agreements (the "Supply Agreements") containing the terms set forth on Exhibit 5.14 hereto (which the parties agree are all of the material terms) and such other terms and conditions as are reasonably mutually agreeable to such parties and are otherwise customary for agreements of such type entered into on an arms-length basis.

                       ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE ACQUISITION

6.1. Mutual Conditions. The obligations of each party to this Agreement to effect the Acquisition shall be subject to the following conditions, any of which may be waived in writing by each of the Company and Seller, on the one hand, and Buyer, on the other hand:

(a) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No proceeding by any Governmental Authority or other Person shall be pending or threatened which questions the validity or legality of, or which seeks to restrain or prohibit, the transactions contemplated hereby or which could reasonably be expected to result in the imposition of material damages or penalties upon any party hereto if such transactions are consummated. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby;

(b) All consents, waivers, authorizations and approvals required from all Governmental Authorities to consummate the transactions contemplated hereby, without the imposition of conditions or requirements shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or terminated; and
(c) In respect of the notifications of the parties hereto pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or terminated.

6.2. Conditions to Buyer's Obligations. The obligations of Buyer to effect the Acquisition shall be subject to the following conditions, any of which may be waived in writing by Buyer:

(a) Each of the representations and warranties of each of Seller and the Company set forth in this Agreement shall be true and correct in all respects, subject to the standard set forth below, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though newly made on and as of the Closing Date. For purposes of this Section 6.2(a), no representation or warranty of Seller or the Company contained in Article III hereof shall be deemed untrue or incorrect as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event is not set forth in the Company Disclosure Schedule (without giving effect to any supplement thereto) and individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in
Article III hereof has had or is reasonably likely to result in a Company Material Adverse Effect.

(b) Each of the representations and warranties of each of Seller and the Company set forth in Section 3.4, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though newly made on and as of the Closing Date.

(c) The Company and Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(d) Messrs. Wachtell, Lipton, Rosen & Katz, counsel to Seller, shall have delivered to Buyer an opinion dated the Closing Date in the form of
Exhibit 6.2(d).

(e) Seller, the Company and the Company Subsidiaries shall have obtained and have provided to Buyer such Authorizations as are required by Law or under agreements with third parties in order to consummate the transactions contemplated hereby and to continue the business of the Company and the Subsidiaries after the Closing, including those required from third parties as set forth in Section 3.14 of the Company Disclosure Schedule and those required to avoid the acceleration of any indebtedness or the termination or cancellation of Contracts or Authorizations affecting the Company, the Company Subsidiaries and/or their business and properties, whether from lenders, equipment lessors, landlords, manufacturers, suppliers, customers and other Persons, in each case, other than those Authorizations the failure to obtain of which would not reasonably be expected to have a Company Material Adverse Effect.

(f) At least ten (10) days prior to the Closing, Seller shall have delivered to Buyer a binding commitment to issue an ALTA owner's policy of title insurance on each parcel of the Real Estate identified in Section 3.12(a) of the Company Disclosure Schedule as being owned by the Company or a Subsidiary in the amount set forth in Section 3.12(a) of the Company Disclosure Schedule naming the Company or such Subsidiary, as the case may be, as proposed insured. Each such commitment shall be written by a title insurance company reasonably acceptable to Buyer and licensed in the state in which such parcel is located, shall show title to such Real Estate and any easements, use or other agreements benefiting or appurtenant to any of the Real Estate to be vested in the Company or such Subsidiary, as the case may be, free and clear of all Encumbrances except Permitted Encumbrances, and shall commit such insurance company to issue an ALTA owner's policy of title insurance, insuring the Company's or Subsidiary's interest in such Real Estate as fee simple owner. Each such commitment shall contain such special endorsements as Buyer may reasonably require, including: (i) extended coverage insuring over the standard preprinted exceptions including a gap coverage endorsement insuring title to such Real Estate through the Closing Date; (ii) nonimputation; (iii) access; and (iv) zoning.

(g) At least ten (10) days prior to the Closing, Seller shall have delivered to Buyer a survey of each parcel of the Real Estate identified in
Section 3.12(a) of the Company Disclosure Schedule as being owned by the Company or a Subsidiary which shall have been prepared by a surveyor licensed in the state in which such parcel is located. Each such survey shall be in such form and shall contain a surveyor's certificate in such form as will cause the title insurance company which issues the commitment referred to in
Section 6.2(f) to delete all survey exceptions from the policy of title insurance covering the parcel in question and shall: (i) set forth the legal description of such parcel, which shall be the same description as set forth in the title insurance commitment for such parcel referred to in Section 6.2(f); (ii) indicate the boundary lines by course and dimension of such parcel; (iii) indicate the location of all easements, rights of way, public utilities, water courses, drains, sewers and roads crossing such parcel and the locations and names of all streets abutting or adjacent to such parcel; and (iv) clearly designate the location of all improvements and all other material matters of survey affecting such parcel.

(h) Between the date hereof and Closing there shall have been no damage to or loss or destruction of any real or tangible personal property of the Company or any Company Subsidiary which, individually or in the aggregate, would require the expenditure of more than $5,000,000 to remedy, repair or replace.

(i) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of Seller by its Chief Financial Officer confirming the satisfaction of the conditions contained in paragraphs (a),
(b), (c) and (e) of this Section 6.2.

6.3. Conditions to Seller's and the Company's Obligations. The obligation of the Company and Seller to effect the Acquisition shall be subject to the following conditions, any of which may be waived in writing by the Company and
Seller:

(a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects, subject to the standard set forth below, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though newly made on and as of the Closing Date. For purposes of this Section 6.3(a), no representation or warranty of Buyer contained in Article IV hereof shall be deemed untrue or incorrect as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event is not set forth in the Buyer Disclosure Schedule (without giving effect to any supplement thereto) and individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article IV hereof has had or is reasonably likely to result in a Buyer Material Adverse Effect;

(b) The Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Godfrey & Kahn, S.C., counsel to Buyer, shall have delivered to Seller an opinion dated the Closing Date in the form of Exhibit 6.3(c).

(d) Buyer shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of Buyer by its President confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this
Section 6.3.

                      ARTICLE VII
TERMINATION

7.1.     Termination.

(a)  This Agreement may be terminated prior to the Closing as follows:

(i)     by written consent of Seller, the Company and Buyer;

(ii) by any of Buyer, on the one hand, or Seller or the Company, on the other hand, (the "Notifying Party") if Seller or the Company, on the one hand, or Buyer, on the other hand, as the case may be (the "Notified Party"), shall have failed to perform and comply in all material respects with its or their agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 30 days after receipt by the Notified Party of notice in writing from the Notifying Party, specifying the nature of such failure and requesting that such failure be remedied; provided that the Notifying Party may not terminate this Agreement pursuant to this subsection
(ii) for an additional 30 days if the Notified Party continues in good faith to use its reasonable best efforts to perform or comply with such agreements and covenants, other than in respect of approvals of any Governmental Authority, in which case the Notifying Party may not terminate this Agreement under this subsection (ii) as long as the Notified Party continues in good faith to use its reasonable best efforts to perform or comply in respect of the approvals of any Governmental Authority as required hereunder;
(iii) by any of Buyer, Seller or the Company if there shall be any Law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction;

(iv) by Buyer if any condition to Buyer's obligations hereunder becomes incapable of fulfillment or is not satisfied or waived as of the Closing through no fault of such party and is not waived by such party;

(v) by Seller or the Company if any condition to Seller's or the Company's obligations hereunder becomes incapable of fulfillment or is not satisfied or waived as of the Closing through no fault of such parties and is not waived by such parties; or

(vi) without any further action on March 31, 1999, if the Closing has not occurred on or before March 31, 1999, unless the failure of the Closing to occur by such date shall be due to the failure of a party to perform or observe the covenants and agreements of such party set forth herein, in which case this Agreement shall terminate pursuant to this Section 7.1(vi) only upon delivery of written notice of such termination by a party that has not so failed to perform or observe its covenants and agreements to each other party hereto in accordance with the provisions of Section 7.1(b).

Notwithstanding Section 7.1(a)(iii) - (v) hereof, a party who is or whose Affiliate is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to Section 7.1(a)(iii) - (v).

(b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination, except for a termination pursuant to Section 7.1(vi) which shall be effective as of the date set forth therein subject to the terms of such Section 7.1(vi). If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2.

7.2. Survival After Termination . If this Agreement is terminated in accordance with Section 7.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except for the provisions of Section 5.6, this Section 7.2, the first sentence of Section
5.10 and clause (i) of the second sentence of Section 5.10. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a willful breach of any provision of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

                       ARTICLE VIII

TAX MATTERS

8.1.       Tax Matters.      Except as otherwise required by Applicable Law,
Buyer will not cause or permit the Company, Buyer or any Affiliate of Buyer
(i) to take any action on the Closing Date, other than in the ordinary course of business or except as agreed in writing between the parties (including, but not limited to, the distribution of any dividend or the effectuation of any redemption), that could give rise to any Tax liability or loss under this Agreement by Seller, or (ii) to amend any Tax Return or file a claim for refund for any Pre-Closing Tax Period that results in any net increased Tax Liability to or any net reduced Tax Benefit of, Seller, the Company or any Affiliate of the Company. Seller shall include the Company and the Subsidiaries through the Closing Date in its United States federal income tax return and in those state and local tax returns that are filed on a consolidated or combined basis in accordance with Applicable Law and past practice of Seller, the Company and the Company Subsidiaries.

8.2     Liability for Taxes.

(a) Seller shall be liable for, and shall hold Buyer, the Company and the Company Subsidiaries harmless from and against, any or all Taxes due or payable by the Company and/or the Company Subsidiaries, or by Buyer with respect to the Company and/or the Company Subsidiaries, for any taxable period ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), and any Taxes arising after the Pre-Closing Tax Period relating to adjustments under Section 481(a) of the Code attributable to changes initiated during the Pre-Closing Tax Period ("Section 481 Taxes"), including: (i) any liability of the Company and/or the Company Subsidiaries by reason of their being severally liable (pursuant to Treasury Regulations Section 1.1502-6, any analogous state, local or foreign provision, or otherwise), in whole or in part, for any tax of any affiliated group (as defined in Section 1504(a) of the Code or any analogous state, local or foreign provisions) with respect to which the Company and/or the Company Subsidiaries may be or have been an includible corporation (as defined in Sections 1504(b) and (c) of the Code or such analogous state, local or foreign provisions) (an "Affiliated Group"); (ii) any liability that arises because the Company and/or the Company Subsidiaries ceases on the Closing Date to be a member of an Affiliated Group filing consolidated or combined returns; (iii) any liability that results from any transaction with respect to the Canadian Subsidiary and/or French Subsidiary described in Section 5.12; and (iv) any and all sales, transfer, stamp, excise or similar Taxes applicable to the sale to Buyer of the Shares, and the transactions contemplated hereby; provided, however, that Seller shall not be liable for any Taxes due or payable by Buyer, the Company and/or the Subsidiaries: (i) resulting or arising from any action taken by or on behalf of Buyer, Buyer's Affiliates, the Company and/or the Company Subsidiaries on or after the Closing Date out of the ordinary course of business not contemplated by this Agreement; or (ii) for which a liability, which is identified as being for such Taxes, to the extent that such liability is accrued on the Closing Price Documents.

(b) Except for Section 481 Taxes, Buyer shall be liable for, and shall hold Seller harmless from and against, any and all Taxes due or payable with respect to: (i) the business activities, transactions and assets of the Company and/or the Company Subsidiaries for any taxable tax period beginning after the Closing Date and the portion beginning the day after the Closing Date of any tax period that includes (but does not end on) the Closing Date ("Post-Closing Tax Period"); and (ii) any action taken by or on behalf of Buyer, Buyer's Affiliates, the Company and/or the Company Subsidiaries out of the ordinary course of business on or after the Closing Date not contemplated by this Agreement.

(c) Any Taxes (other than real and personal property Taxes and any other Taxes not measured or measurable, in whole or in part, by net or gross income or receipts), with respect to the business, activities and assets of the Company and the Company Subsidiaries that relate to a tax period beginning before the Closing Date and ending after the Closing Date shall be apportioned between Seller and Buyer, as determined from the books and records of the Company consistent with the Code, regulations thereunder and other applicable Law, based on the actual operations of the Company and the Company Subsidiaries during the portion of such period ending on the Closing Date and the portion of such period beginning on the day after the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income or expenses, and each such portion of such period shall be deemed to be a tax period subject to the provisions of Sections 8.2(a) and 8.2(b). Buyer shall, with the approval of Seller (which shall not be unreasonably withheld), cause the Company and the Company Subsidiaries to file any required separate (nonconsolidated or noncombined) state, local and foreign Tax Returns for any such tax period, and Buyer shall pay, or cause to be paid, all state, local or foreign Taxes (including interest and penalties relating thereto) shown as due on any such returns with respect to the Company and/or the Company Subsidiaries. In the event that Buyer and Seller are unable to agree on any Tax Returns described in the immediately preceding sentence, the dispute shall be referred to a nationally recognized independent accounting firm mutually agreed upon by Buyer and Seller for resolution, and the determination of such accounting firm shall be binding upon Buyer and Seller, with the fees and expenses of such accounting firm borne equally by Buyer and Seller. Seller shall pay Buyer its share of any such Taxes (except to the extent accrued on the Closing Price Documents) pursuant to the filing of any such Tax Returns under the provisions of this Section 8.2(c) within five (5) business days after receipt of notice of such filing by Buyer, which notice shall set forth in reasonable detail the calculations regarding Seller's share of such Taxes.

(d) Any refunds or credits of Taxes that arise in, or are otherwise attributable to, a Pre-Closing Tax Period (other than a refund or credit arising from a carryback or a refund or credit reflected as an asset in the Closing Price Documents) of the Company and/or any Company Subsidiary net of any costs of collection shall be for the account of Seller. Any refunds or credits of Taxes that arise in, or are otherwise attributable to, a Post-Closing Tax Period of Buyer, the Company and/or any Company Subsidiary, including any refunds or credits that arise from the carryback of any deduction, loss or credit from a Post-Closing Tax Period to a Pre-Closing Tax Period or a refund or credit reflected as an asset in the Closing Price Documents, shall be for the account of Buyer. Buyer shall cause the Company and the Company Subsidiaries to use their best efforts to seek and promptly to forward to, or to reimburse, Seller for any refunds or credits due to Seller after receipt thereof, and Seller shall use its best efforts to seek and promptly to forward to, or reimburse, Buyer for any refunds or credits due Buyer after receipt thereof.

8.3.       Procedures.

(a) Seller shall have the right to exercise, at its own expense, control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, examination or proceeding regarding any Tax Return with respect to which Seller may be liable for Taxes pursuant to this
Article VIII (other than any Tax Return for a period beginning before the Closing Date and ending after the Closing Date), including the right to settle or otherwise terminate any contest with respect thereto; provided, however, that (i) to the extent that such settlement or defense could reasonably be expected to adversely affect Buyer for any Tax period or, the Company and/or any Company Subsidiary for a Post-Closing Tax Period, Seller shall permit Buyer to participate, at its own expense, in such settlement or defense through counsel chosen by Buyer and Seller shall not enter into a settlement (at the administrative level or during the course of judicial proceedings) without prior consultation with Buyer; and (ii) Buyer shall cooperate with Seller, as Seller may reasonably request, in any such inquiry, examination or proceeding.

(b) Buyer shall have the right to exercise, at its own expense, control at any time over the handling, disposition and/or settlement of any issue raised in any official inquiry, examination or proceeding regarding any Tax Return other than as described in Section 8.3(a)) (including the right to settle or otherwise terminate any contest with respect thereto); provided, however, that: (i) to the extent that such settlement or defense could reasonably be expected to adversely affect Seller for any Tax period or, the Company and/or any Company Subsidiary for any Pre-Closing Tax Period, Buyer shall permit Seller to participate, at its own expense, in such settlement or defense through counsel chosen by Seller and Buyer shall not enter into a settlement (at the administrative level or during the course of judicial proceedings) without prior consultation with Seller; (ii) Seller shall cooperate with Buyer, as Buyer may reasonably request, in any such inquiry, examination or proceeding; and (iii) in the case of any Tax Return for a period beginning before the Closing Date and ending after the Closing Date, Buyer shall settle any issue only with the consent of Seller, which consent will not be unreasonably withheld or delayed.

(c) If, with respect to any official inquiry, examination or proceeding with respect to Taxes for which indemnity may be sought pursuant to this
Article VIII, Seller, in the case of a Tax Return described in Section 8.3(a), or Buyer, in the case of any other relevant Tax Return, elects not to exercise control over the handling, disposition and/or settlement of the issues raised in such inquiry, examination or proceeding, Buyer or Seller, as the case may be, shall so notify Seller or Buyer, respectively, and the party so notified shall be entitled, but shall not be obligated, to exercise control over the handling, disposition and/or settlement, subject, in the case of Seller, to the provisions of Section 8.3(a) and, in the case of Buyer, to the provisions of Section 8.3(b).

(d) Buyer shall promptly notify Seller in writing upon receipt by Buyer, the Company, any Company Subsidiary or any member of any group of which Buyer, the Company and/or any Company Subsidiary may be a member, of notice of any pending or threatened official inquiry, examination or proceeding that may affect the Tax liability for the Company and/or any Company Subsidiary for any Pre-Closing Tax Period. Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened official inquiry, examination or proceeding relating to the Company and/or any Company Subsidiary for any tax period.

8.4. Survival. Anything in Section 9.3(d) to the contrary notwithstanding, the provisions of this Article VIII relating to Taxes shall survive the Closing until one year following the latest of (i) the date upon which liability to which any such claim may relate is barred by all applicable statutes of limitations (after taking into account any extensions); (ii) the date upon which any claim for refund or credit related to any such claim is barred by all applicable statutes of limitations (after taking into account any extensions); and (iii) with respect to any claim for which indemnity is being sought at the expiration of the periods described in clauses (i) and
(ii) above, the date of a final determination in such proceeding with respect to such claim.

8.5.       Exclusive Provisions Relating to Taxes.  The provisions of this
Article VIII set forth the exclusive and entire agreement of the parties relating to sharing liabilities for Taxes, division of refunds of Taxes, control of proceedings relating to Taxes, and filing of Tax Returns, and the provisions of Section 9.4 shall not apply to such matters except to the extent expressly and plainly applicable.

8.6. Continuing Cooperation. Subsequent to the Closing, the parties hereto shall provide each other, and Buyer shall cause the Company and the Company Subsidiaries to provide Seller, with such cooperation and information relating to the Company and the Company Subsidiaries as either reasonably may request in: (i) filing any Tax Return, amended return or claim for refund;
(ii) determining any liability for Taxes or a right to refund of Taxes; or
(iii) conducting or defending any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant Tax Returns (or applicable portions thereof), together with accompanying schedules and related work papers, documents relating to rules or other determinations by taxing Governmental Authorities and records concerning the ownership and tax basis of the property which any party, the Company, the Company Subsidiaries or any of their Affiliates may possess. Buyer shall make, and shall cause the Company and the Company Subsidiaries to make, and Seller shall make, its and their employees, accountants and other advisors available on a mutually convenient basis to provide explanations of any documents or information required to be provided hereunder. The parties shall retain, and Buyer shall cause the Company and the Company Subsidiaries to retain, all returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitation (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such returns and other documents relate and, unless such returns and other documents are offered and delivered to Seller or Buyer, as applicable, until the final determination of any tax in respect of such years. In addition, the parties shall comply, and Buyer shall cause the Company and the Company Subsidiaries to comply, with all applicable governmental record retention agreements entered into with any taxing authority with respect to the Company and/or the Company Subsidiaries. Seller will cooperate with Buyer upon request in obtaining the Internal Revenue Service to exercise its authority to limit the liability of the Company and the Company Subsidiaries under Treasury Regulation Section 1.1502-6 for Taxes of Seller's Affiliated Group. Any information obtained under this Article VIII shall be kept confidential, except as may be otherwise necessary in connection with the filing of any Tax Returns or claims for refund or in conducting any audit or other proceeding in respect of Taxes. Notwithstanding the foregoing, neither Seller nor Buyer shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 8.6.


                           ARTICLE IX
INDEMNIFICATION

9.1. Indemnification by Seller. From and after Closing, Seller shall indemnify and hold Buyer, the Company, the Company Subsidiaries and/or their respective shareholders, directors, officers, employees, agents, successors and/or assigns harmless from and against any and all Losses in excess of the amount, if any, reserved or deducted for a particular matter in the Closing Price Documents (including any costs of environmental remedies or cleanup) suffered or incurred by any of them which result from or arise out of:

(a) Any inaccuracy in or breach of any of the representations or warranties of the Company or the Seller made in this Agreement;

(b) Any breach or nonperformance of any of the covenants or other agreements made by Seller or, only with respect to obligations thereunder required to be performed prior to or as of the Closing, the Company in or pursuant to this Agreement;

(c) Except for claims for Taxes (which shall be governed by Article VIII hereof) and claims relating to any violation of Environmental Laws (which shall be governed by Sections 9.1(a), 9.1(e) and 9.1(h)) or covered by the representations and warranties set forth in Section 3.18 (which shall be governed by Sections 9.1(a), 9.1(e) and 9.1(h)), any claim by any Governmental Authority or any other Person based upon, alleging or arising out of any act, omission or occurrence by or relating to the Company and/or the Company Subsidiaries as of or before the Closing, including, without limitation, any such Loss relating to or arising out of any claim for nonperformance or breach of Contract or warranty, worker's compensation or unemployment compensation, any product liability or personal injury or property damage, any violation of wage hour Laws and/or employee welfare and safety Laws, any violation of employment discrimination Laws, any claim under any Plan relating to events on or before the Closing Date, and/or any claim for infringement relating to the Company's and/or any Subsidiary's use of any Intellectual Property prior to the Closing Date;

(d)     Any Taxes to the extent provided in Article VIII;

(e) (i) Any violation by the Company or any Company Subsidiary of any Environmental Law either (A) occurring during the Operating Period for the Company or such Company Subsidiary or (B) occurring prior to the Operating Period for the Company or such Company Subsidiary and known by Seller as of the Closing; or (ii) any condition existing or Release occurring on or under any parcel of the Real Estate in violation of any Environmental Law in effect on or before the Closing Date and either (A) resulting from any action or inaction occurring or any condition created during the Operating Period for such parcel, or (B) resulting from any action or inaction occurring or any condition created prior to the Operating Period for such parcel and known by the Seller as of the Closing, in each case under clauses (i) and (ii) of this
Section 9.1(e), other than any Losses arising out of, attributable to, or resulting from matters, facts or circumstances disclosed in Section 3.18 of the Company Disclosure Schedule;

(f) The operations and/or disposition of the Canadian Subsidiary and/or French Subsidiary prior to, at or after the Closing;

(g) The Covered Litigation (provided that Seller shall be permitted to defend the Covered Litigation and shall have authority to resolve the Covered Litigation, subject to the provisions set forth in Section 9.4 hereof); and

(h) (i) Any violation by the Company or any Company Subsidiary of any Environmental Law either (A) occurring during the Operating Period for the Company or such Company Subsidiary or (B) occurring prior to the Operating Period for the Company or such Company Subsidiary and known by Seller as of the Closing; or (ii) any condition existing or Release occurring on or under any parcel of the Real Estate in violation of any Environmental Law in effect on or before the Closing Date and either (A) resulting from any action or inaction occurring or any condition created during the Operating Period for such parcel, or (B) resulting from any action or inaction occurring or any condition created prior to the Operating Period for such parcel and known by the Seller as of the Closing, in each case under clauses (i) and (ii) of this
Section 9.1(h), only to the extent such Losses arise out of, are attributable to, or result from matters, facts or circumstances disclosed in Section 3.18 of the Company Disclosure Schedule (including in the ERM Reports (as defined in the Company Disclosure Schedule)), and then only for one half of any such Losses.

9.2. Indemnification by Buyer. From and after Closing, Buyer shall indemnify and hold Seller and/or its shareholders, directors, officers, employees, agents, successors and/or assigns harmless from and against any and all Losses suffered or incurred by any of them which result from or arise out of:

(a) Any inaccuracy in or breach of any of the representations or warranties of Buyer made in this Agreement;

(b) Any breach or nonperformance of any of the covenants or other agreements made by Buyer or, only with respect to obligations required to be performed thereunder after the Closing, the Company in or pursuant to this Agreement; and

(c) The Covered Lease, provided the Buyer shall not be required to indemnify any Person or make any payment with respect to any liability, obligation, penalty or damages arising under the Covered Lease in connection with any breaches or defaults thereunder occurring prior to the Closing.

9.3. Limitation on Liability. Anything in this Agreement to the contrary notwithstanding:

(a) No party shall be required to indemnify any Person or make any payment with respect to any Loss arising under Sections 9.1(a), 9.1(b), 9.1(c), 9.1(e), 9.2(a) and/or 9.2(b) if the inaccuracy or breach in question, the breach or nonperformance in question, the claim in question or the violation, condition or Release, in question, as the case may be, was disclosed in any written supplement to the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, delivered to the other party(ies) prior to Closing and such inaccuracy, breach, nonperformance, claim, violation, condition or Release, together with all other inaccuracies, breaches, nonperformances, claims, violations, conditions and/or Releases would have caused any of the conditions set forth in Sections 6.2(a), 6.2(b) or 6.2(c), in the case of indemnification or payment by Seller, or Sections 6.3(a) or 6.3(b), in the case of indemnification or payment by Buyer, not to be satisfied as of Closing (without giving effect to any waiver thereof or any supplement to the Company or Buyer Disclosure Schedules).

(b) (i) Seller shall not be required to indemnify any Person or make any payment with respect to any Losses arising under Sections 9.1(a), 9.1(c) (other than Losses to the extent arising under Section 9.1(c) with respect to any claim arising under any Plan (which Losses shall not be subject to this Section 9.3(b))) or 9.1(e), and Buyer shall not be required to indemnify or make any payment with respect to any Losses arising under Section 9.2(a), unless and until the aggregate amount of such Losses for which such party would otherwise be liable under such Sections exceeds $1,250,000 (the "Basket Amount"), but if and when the aggregate amount of Losses for which such party would otherwise be liable under such Sections exceeds, in the aggregate, the Basket Amount, then such party shall be liable for all such Losses but only to the extent in excess of the Basket Amount, subject to the limitations set forth in Section 9.3(c), below;

(c) (i) Seller shall not be required to indemnify any Person or make any payments with respect to any Losses arising under Sections 9.1(a) or 9.1(c), and Buyer shall not be required to indemnify or make any payment with respect to any Losses arising under Section 9.2(a), in each case to the extent the aggregate of the amounts for which such party is obligated to indemnify any Persons or make payments under this Article IX exceeds $30,000,000; and (ii) Seller shall not be required to indemnify any Person or make any payments with respect to any Losses arising under Section 9.1(h) to the extent the aggregate of the amounts for which Seller is obligated to indemnify any Persons or make payments under such Section 9.1(h) exceeds $1,125,000.

(d) No Indemnified Party (as defined below) shall be entitled to any indemnification or any payment pursuant to this Article IX unless the Indemnified Party shall provide the Indemnifying Party (as defined below) with notice of its claim for indemnification as provided in Section 9.4: (i) within two (2) years after the Closing Date in the case of any claim for indemnification under Sections 9.1(a) (other than in the case of any claim for indemnification under Sections 9.1(a) with respect to any inaccuracy and/or breach of any representation or warranty made in Sections 3.1 or 3.4), 9.1(b) (in the case of any breach or nonperformance of any of the covenants or other agreements covered thereby to the extent required to be performed prior to or as of the Closing), 9.2(a) (other than in the case of any claim for indemnification under Sections 9.2(a) with respect to any inaccuracy and/or breach of any representation or warranty made in Section 4.1) or 9.2(b) (in the case of any breach or nonperformance of any of the covenants or other agreements covered thereby to the extent required to be performed prior to or as of the Closing); (ii) within three (3) years after the Closing Date in the case of any claim for indemnification under Sections 9.1(c); and (iii) within the period of the applicable statute of limitations in all other cases.

9.4.     Procedure.

(a) Notice of Third Party Claims. Any party entitle to and seeking indemnification under this Article IX (an "Indemnified Party") for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a "Third Party Claim") shall give written notice to the party obligated to provide indemnification under this Article IX (the "Indemnifying Party") specifying in detail the source of the Loss or potential Loss under Section 9.1 or 9.2, as the case may be. Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party promptly after notice of the potential claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article IX by any failure to provide such prompt notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

(b) Defense. Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 30 days after receiving notice of the Third Party Claim (10 days if the Indemnifying Party in good faith states in such notice that prompt action is required), notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim (until such defense is assumed by the Indemnifying Party) and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon advice of its outside legal counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense of such Third Party Claim. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel of the Indemnifying Party and one counsel to all the Indemnified Parties. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim (however, if the sole settlement relief payable to a third party in respect of such Third Party Claim is monetary damages that are paid in full by the Indemnifying Party and if the settlement results in the full and unconditional release of all claims against the Indemnified Party by the person asserting such claim, the Indemnifying Party may settle such claim without the consent of the Indemnified Party) over the objection of the other. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim in which case each party shall cooperate in providing information to and consulting with the other about the claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

(c) Settlement. If a settlement offer solely for money damages is made by a third party claimant and provides for a full and unconditional release of all claims against the Indemnified Party by the claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party reasonably declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the Indemnifying Party's willingness to settle or compromise such Third Party Claim and (B) the aggregate Losses of the Indemnified Party with respect to such claim.

(d) Miscellaneous. The procedures set forth in Section 9.4(a)-(c) above shall apply solely with respect to Third Party Claims and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party's rights under this Agreement with respect to any claim other than a Third Party Claim.

(e) Notice of Non-Third Party Claims. Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by any party to this Agreement against the Indemnifying Party (a "Non-Third Party Claim") shall give written notice to the Indemnifying Party specifying in detail the source of the Loss or potential Loss under Section 9.1 or 9.2, as the case may be. Written notice to the Indemnifying Party of the existence of a Non-Third Party Claim shall be given by the Indemnified Party promptly after the Indemnified Party becomes aware of the potential claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article IX by any failure to provide such prompt notice of the existence of a Non-Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such.

9.5. Survival of Indemnity. Any matter as to which a claim has been asserted by formal notice pursuant to Sections 9.4(a) or 9.4(e) and within the time limitation applicable by reason of Section 9.3(d) that is pending or unresolved at the end of any applicable limitation period under this Article IX or Applicable Law shall continue to be covered by this Article IX notwithstanding any applicable statute of limitations (which the parties hereby waive) or the expiration dates set forth in Section 9.3(d) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

9.6. Subrogation. Any Indemnifying Party shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

9.7.     Adjustments to Indemnification Obligations.

(a) All computations of indemnity payments due under this Article IX shall reflect the actual present cash cost of the obligation with respect to which the indemnity payment relates. If any Indemnified Party receives a Tax Benefit by virtue of having paid or accrued an amount for which an indemnity payment is provided, the amount of such Tax Benefit will be refunded to the Indemnifying Party making such indemnity payment when, as and if such Indemnified Party realizes a cash Tax savings from such Tax Benefit. If for any reason an Indemnified Party has any Tax imposed on it on account of its receipt of an indemnity payment including payments pursuant to this sentence ("Additional Indemnity Taxes"), such indemnity payment shall be "grossed-up" for the Additional Indemnity Taxes so that the net payments received by the Indemnified Party will be equal to the amount of the indemnity payment such Indemnified Party would have received had no such Additional Indemnity Taxes been imposed.

(b) The amount which any Indemnifying Party is or may be required to pay any Indemnified Party pursuant to this Article IX shall be reduced (including without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Losses, less any increase in insurance premiums incurred by the Indemnified Party as a result of such Loss (a "Premium Increase"). If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of a Loss and shall subsequently actually receive insurance proceeds or other amounts in respect of such Loss, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any expenses in obtaining the same), less any Premium Increase.

(c) No Indemnified Party shall be entitled to indemnification under this Agreement for consequential or punitive damages with respect to Any Non-Thirty Party Claim.

9.8. Exclusive Remedy. Except as provided in Section 11.10, the right to indemnification, if any, with respect to breaches of representations, warranties and covenants pursuant to this Article IX shall constitute the sole and exclusive remedy with respect thereto, shall preclude any other monetary award (whether at law or in equity) and shall preclude assertion by any party hereto of any right to any such monetary award from the Indemnifying Party. Nothing in this Article IX shall limit the remedies available to an Indemnified Party to enforce its right to indemnification.

9.9. Duty to Mitigate. Each party shall use its reasonable best efforts to mitigate any and all Losses suffered, incurred or sustained by such party arising out of, attributable to or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants of the other party hereto.

9.10. Payment. If any Indemnitee shall incur any Loss for which it is entitled to indemnification hereunder, the Indemnifying Party shall make the indemnification payment required under this Article X within ten (10) days after receipt by the Indemnifying Party of written notice from the Indemnitee stating the amount of the Loss and of the indemnification payment requested. Any indemnification payment required under this Section 9.10 which is not made when due shall bear interest at a floating rate equal to the Prime Rate as in effect from time to time from the date due until paid.


                         ARTICLE X

CONDUCT SUBSEQUENT TO CLOSING

10.1. Further Assurances. From and after the Closing, upon the reasonable request of any other party from time to time, each party shall execute, acknowledge and deliver to the other parties such further instruments and take such other actions as such other party may reasonably request in order: (i) to carry out the intent and purposes of this Agreement and/or more effectively reflect the consummation of the transactions contemplated hereby; and (ii) to confirm and perfect in the Company and the Company Subsidiaries title to any and all of their assets and properties. Without limitation of the foregoing, from and after the Closing, upon the reasonable request of Buyer, but without cost to Buyer, the Company and/or any Company Subsidiary, Seller shall cause any patents, registered trademarks, registered copyrights, Contracts and/or other rights, properties and/or assets primarily used by or related to the Company and/or any Company Subsidiaries (other than the Canadian Subsidiary and the French Subsidiary) and set forth, or required to be set forth, in the Company Disclosure Schedule, but titled in and/or held in the name of the Seller and/or its other Affiliates, to be assigned, transferred and conveyed to the Company and/or any Company Subsidiaries as requested by Buyer.

10.2.       Noncompetition and Nondisclosure Covenant.

(a) Other than as contemplated by the Supply Agreements, Seller shall not (i) at any time during the five (5) year period commencing on the Closing Date (the "Noncompetition Period") engage, either directly or indirectly, except as a holder of no more than 5% of the stock of a publicly held company provided Seller does not actively participate in the business of such company, in the business of developing, manufacturing, distributing or selling (A) reaction and compounded flavor ingredients for the food processing , bakery, beverage and pharmaceutical industries, (B) natural colors for producers of food or pharmaceuticals, (C) specialty sweeteners, including edible molasses, molasses blends, malt extracts, and syrups for the bakery, confectionery and food processing industries, or (D) seasonings and seasoning blends for the food processing industry (collectively, the "Restricted Business") or (ii) at any time during the Noncompetition Period, induce or attempt to induce any present employee of the Company and/or the Company Subsidiaries to leave the employ of the Company and/or the Company Subsidiaries (other than pursuant to general advertisements or solicitation for employment not specifically target at such employees) or (iii) at any time during the Noncompetition Period, contact, solicit or entice any supplier, customer, distributor or representative of the Company and/or any Company Subsidiary as of the date hereof for the purpose of causing any such customer, supplier, distributor or representative not to conduct the Restricted Business with the Company and/or any Company Subsidiary. Notwithstanding the foregoing, during the Noncompetition Period, Seller or any of its Affiliates may acquire or be acquired by, or merge or effect any other business combination with, any entity, whether in the form of a merger, stock purchase, purchase and assumption or otherwise, the principal business of which is not the Restricted Business. For purposes of this Section 10.2(a), an entity's "principal business" shall be deemed to be the Restricted Business if the portion of such entity's (including for this purpose any Affiliates of such entity, if such entity was part of an affiliated group of entities acquired at the same time) consolidated gross revenues attributable to the Restricted Business in the full calendar quarter last preceding the closing of such acquisition exceeded twenty-five (25%) of such entity's (and all such Affiliates') consolidated gross revenues during such quarter.

(b) In the event that Seller or any of its Affiliates acquires or is acquired by, or merges or effects any other business combination with, any entity, whether in the form of a merger, stock purchase, purchase and assumption or otherwise, in any case in compliance with the terms of Section 10.2(a) above, Seller or its Affiliates (or any such entity or its Affiliates, if applicable) shall be entitled to consummate such transaction and continue to operate any lines of business in which such entity or its Subsidiaries were engaged at the time of such transaction (including without limitation any Restricted Business), provided that any such entity and its Subsidiaries shall, during the Noncompetition Period, conduct the Restricted Business otherwise permitted under this Section 10.2(b) and neither Seller nor any of its other Affiliates (Seller and its Affiliates being defined for purposes of this Section 10.2(b) as of the time immediately prior to the consummation of the relevant transaction under Section 10.2(a)) shall conduct such Restricted Business.

(c) Seller shall not, and Seller shall ensure that its Affiliates do not, at any time during the Noncompetition Period, use or disclose any Confidential Information, and Seller shall protect and safeguard all Confidential Information with the same care that it uses in protecting its own proprietary information. For purposes hereof, "Confidential Information" shall mean all information relating to the business of the Company and the Company Subsidiaries as of or before the Closing that is not publicly known, including, without limitation: (i) information regarding their products; (ii) information concerning products under development by or being tested by the Company and the Company Subsidiaries; (iii) the Company's Intellectual Property relating to manufacturing processes and formulations; (iv) pricing and customer information; (v) information concerning the marketing programs and strategies of the Company and the Company Subsidiaries; (vi) personnel information; and (vii) other information that is not publicly known and that confers a competitive advantage on the Company and the Company Subsidiaries or that would confer a competitive advantage on the competitors of the Company and the Company Subsidiaries if it were disclosed to such competitors. The foregoing notwithstanding, this Section 10.2(c) shall not apply to any information that: (i) becomes or has become publicly known without any violation by Seller and/or its Affiliates of its obligations hereunder; or
(ii) Seller and/or its Affiliates, in the written opinion of Seller's counsel, are required to disclose by Law, whether by subpoena or otherwise, provided that Seller and/or its Affiliates provide Buyer with a reasonable opportunity to take appropriate measures to avoid such legal requirement or to protect such Confidential Information despite such disclosure and disclose only so much of the Confidential Information as Seller and/or its Affiliates are required to disclose by Law. Seller shall be liable to Buyer, the Company and the Company Subsidiaries for any violation of this Section 10.2(c) by Seller's Affiliates.

(d) Seller acknowledges and agrees that a breach of the provisions of this Section 10.2 will cause irreparable injury to Buyer, the Company and the Company Subsidiaries, and that Buyer, the Company and the Company Subsidiaries shall be entitled to an injunction enjoining and restraining Seller from doing or continuing to do any such act or creating any other violations or threatened violations of any such provision.

(e) Seller agrees that the terms and conditions of this Section 10.2 are reasonable and necessary for the protection of Buyer, the Company, the Company Subsidiaries and their trade secret, confidential and proprietary information and for the prevention of damage or loss thereto as a result of action taken by Seller.

10.3. Access to Records. After the Closing, Seller shall provide to Buyer, the Company, the Company Subsidiaries and their respective representatives, and Buyer shall cause the Company and the Company Subsidiaries to provide to Seller and its representatives, the opportunity, upon reasonable request, to examine and make copies of any documents and Records relating to the Company and the Company Subsidiaries in their or their Affiliates' custody, and to consult with their officers, employees, directors, accountants and other representatives for bona fide business purposes, including, without limitation, the preparation of Tax Returns and financial statements and/or any audit with respect thereto. For a period of five (5) years after the Closing, Seller shall not dispose of any, and Buyer shall cause the Company and the Company Subsidiaries not to dispose of any, Records relating to the business of the Company and the Company Subsidiaries as conducted prior to the Closing Date unless Seller has first given to Buyer or Buyer has first given to Seller, as the case may be, at least thirty (30) days prior written notice of its intention to do so and afforded Buyer or Seller, as the case may be, the opportunity to take possession of such Records prior to their disposition.

10.4. Benefit Plan Rollovers. After the Closing Date, if Buyer so elects, Seller shall cooperate with Buyer in affecting either a plan to plan transfer or rollover of account balances of employees of the Company and the Company Subsidiaries in any benefit plans maintained by Seller or its Affiliates to any similar plans which Buyer may maintain or establish into which such transfer may be made under applicable Law and in accordance with the terms of the benefit plans maintained by Seller or its Affiliates. Such transfer or rollover shall be accomplished only to the extent requested by Buyer with respect to any employee of the Company and/or the Company Subsidiaries who is eligible to participate in Buyer's plans and who consents to or elects to make any such transfer or rollover.

10.5. Transition Services. At Buyer's request, but without cost to Buyer, Company and/or any Company Subsidiary, for a period of up to 90 days after the Closing, Seller shall provide invoicing, account receivable management (but not credit services) and cash management services to the Company and the Company Subsidiaries on the same basis and in the same manner as currently provided by Seller to the Company and the Company Subsidiaries.

10.7 Cooperation. Seller shall reasonably cooperate with Buyer, the Company and the Company Subsidiaries to effect the transition from Seller and its other Affiliates to Buyer and its Affiliates following the Closing of the provision of corporate and administrative services currently provided by Seller and its other Affiliates to the Company and the Company Subsidiaries.

10.8. Employee Benefits. For a period of two years following the Closing Date, Buyer shall cause the Company and the Company Subsidiaries to provide to the employees of the Company and the Company Subsidiaries compensation, employee benefits, fringe benefits and other benefits which, in the aggregate, are generally as favorable as those provided by Buyer to its other North American employees generally. For purposes of benefits provided by Buyer on a corporatewide basis to employees, including employees of the Company and the Company Subsidiaries, Buyer shall give such employees service credit for periods of employment with the Company and the Company Subsidiaries.


                       ARTICLE XI
MISCELLANEOUS

11.1. Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by all the parties hereto. Any agreement on the part of any party to waive (i) any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party, or (ii) compliance with any of the agreements, covenants or conditions contained herein, shall be valid only if set forth in an instrument in writing signed on behalf of such party. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

11.2. Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule, any other schedules, certificates, lists and documents referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto) constitutes the entire agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

11.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. The use of the neuter pronoun "it" shall also refer as appropriate to the masculine and/or feminine gender, and vice versa. The use of the singular herein shall, where appropriate, be deemed to include the plural and vice versa. As used herein, any representation or warranty made "to Seller's knowledge" means that the Seller does not know such representation or warranty is untrue, and the Seller shall be deemed to "know" facts, circumstances or information if any officer, director or management personnel of Seller, the Company and/or any Company Subsidiary has actual knowledge of such facts, circumstances or information.

11.4. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by facsimile (with written confirmation), (c) mailed by certified or registered mail (return receipt requested) or (d) delivered by an express courier (with written confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller or the Company:     Crompton & Knowles Corporation
     One Station Place - Metro Center
     Stamford, Connecticut  06902
     Facsimile:  (203) 353-5417
     Attention:  Charles J. Marsden

With a copy to:     Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, New York  10019
                    Facsimile:  (212) 403-2000
                    Attention:  Edward D. Herlihy, Esq.

If to Buyer:        Chr. Hansen, Inc.
                    9015 West Maple Street
                    Milwaukee, Wisconsin  53214
                    Facsimile:  (414) 607-5704
                    Attention:  Leif Noergaard

11.6. Governing Law. The parties hereto agree that all terms and conditions of this Agreement and the documents delivered in connection herewith shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.7. Arbitration. Any controversy or claim arising under this Agreement or the breach thereof (excluding any dispute with respect to the Closing Price Documents which shall be resolved as provided in Section 2.2 and excluding any dispute arising under Section 10.2) shall be submitted to and settled by arbitration in New York, New York under the American Arbitration Association ("AAA") Commercial Arbitration Rules with expedited procedures as then in effect, as modified by this Agreement. There shall be one arbitrator selected by the parties within ten days of the arbitration demand or, if not, by the AAA from its Large, Complex Case Panel who shall be an attorney with at least 15 years commercial law experience. Any issue about whether any claim is covered by this arbitration clause shall be determined by the arbitrator. The arbitrator shall apply substantive law and may award injunctive relief or any other remedy available for a judge, but shall not have the power to award punitive damages. The arbitrator shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable. The Final Determination shall be final and binding on the parties and there shall be no appeal from, or reexamination of, the Final Determination, except for fraud, perjury, evident impartiality or misconduct by the arbitrator prejudicing the rights of any party or to correct manifest clerical errors. The arbitrator selected pursuant to this Section 11.7 will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000, and the Seller contests only $500 of the amount claimed by Buyer, and if the arbitrator ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the arbitration shall be allocated 60% (i.e., $300 divided by $500) to Seller and 40% (i.e., $200 divided by $500) to Buyer. If any party shall fail to pay the amount of any damages assessed against it within ten (10) days of the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery until paid at a floating rate equal to the Prime Rate plus 3% per annum, but not exceeding the maximum rate permitted by Law in such cases, and such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including, but not limited to, all reasonable attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

11.8. Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of Buyer, Seller and their respective successors and permitted assigns. Neither Buyer nor Seller may assign its rights nor delegate its obligations hereunder without the written consent of the other parties hereto, except that Buyer may assign its rights and delegate its obligations hereunder to any direct or indirect, wholly owned subsidiary of Chr. Hansen A/S, and, from and after the Closing, Buyer may assign its rights under Articles IX and X, hereof, to any financial institution in connection with the extension of credit to Buyer and/or its corporate affiliates by such financial institution, but, in the event of any such assignment, Buyer shall not be released from any of its obligations hereunder. Except as expressly provided otherwise in Articles IX, this Agreement shall not be deemed to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement shall confer any rights of employment upon any Person.

11.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

11.10. Specific Performance. The parties hereto acknowledge that, in view of the uniqueness of the Company's business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that the covenants to be performed under this Agreement have not been performed in accordance with their terms, and therefore agree that (notwithstanding any right to indemnification hereunder) the other parties shall be entitled to specific enforcement of the terms of such covenants and any other equitable remedy to which such parties may be entitled.
11.11. Effect of Investigation. Except to the extent provided in this Agreement, no investigation by the parties hereto made before or after the date of this Agreement or the provisions of any documents (other than the Company Disclosure Schedule and the Buyer Disclosure Schedule, and any permitted supplements thereto to the extent provided in this Agreement), whether available pursuant to this Agreement or otherwise, shall affect the interpretation of the representations and warranties of the parties which are contained herein.

11.12. WAIVER OF JURY TRIAL. WITHOUT LIMITATION TO SECTION 11.7, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CROMPTON & KNOWLES CORPORATION

By: /s/Charles J. Marsden
         Name:
         Title:

INGREDIENT TECHNOLOGY CORPORATION

By: /s/Charles J. Marsden
         Name:
         Title:

CHR. HANSEN, INC.

By: /s/Leif Noergaard
         Name:   Leif Noergaard
         Title:  President


Schedule I

Adjustments to GAAP
For Purposes of Calculating Net Book Value

To the extent not otherwise required by GAAP, Net Book Value shall be computed by making the following adjustments to the consolidated balance sheet of the Company as of the close of business on the last Business Day of the month last preceding the month in which the Closing Date occurs:

(I) any inter-company accounts between the Company and/or its Subsidiaries, on the one hand, and Seller and/or its Affiliates (other than the Company or any of its Subsidiaries), on the other hand, shall be excluded;

(II) unpaid costs and premiums, if any, due with respect to the surveys and title insurance policies to be provided by Seller as provided in Sections 6.2(g) and (h) of the Agreement shall be accrued as liabilities;

(III) there shall be included as current assets or current liabilities, as the case may be, amounts prepaid or appropriately accrued for periodic items through the close of business on the last Business Day of the month last preceding the month in which the Closing Date occurs, including, for example, maintenance and service agreements, personal property leases, vacation and sick pay and electric, gas, telephone and other utility charges;

(IV) there shall be included as current liabilities amounts appropriately accrued for customer deposits or prepayments (if any) through the close of business on the last Business Day of the month last preceding the month in which the Closing Date occurs;

(V) no effect shall be given to the sale of the Shares to the Buyer or any other transactions contemplated hereby (other than the disposition of the Canadian and French Subsidiary as provided herein); and

(VI) the adjustments reflected in the consolidated balance sheet of the Company as of October 24, 1998 (including the footnotes thereto) attached hereto shall be applied in the same amounts (without further adjustment thereto; except that the adjustments in columns three, four and nine (from the left) shall be appropriately and consistently adjusted to reflect actual balances) in the preparation of the consolidated balance sheet of the Company as of the close of business on the last Business Day of the month last preceding the month in which the Closing Date occurs.